EXECUTION COPY

$150,000,000

REVOLVING CREDIT AGREEMENT

among

ICONIX BRAND GROUP, INC.

as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

BARCLAYS CAPITAL,

GOLDMAN SACHS BANK USA

and

GE CAPITAL MARKETS, INC.,
as Joint Lead Arrangers and Joint Bookrunners

GOLDMAN SACHS BANK USA

and

GE CAPITAL MARKETS, INC.,
as Syndication Agents

BARCLAYS BANK PLC,
as Documentation Agent

and

BARCLAYS BANK PLC,
as Administrative Agent

Dated as of November 22, 2011

i

4.7	No Default	52
4.8	Ownership of Property; Liens	52
4.9	Intellectual Property	52
4.10	Taxes	53
4.11	Federal Regulations	53
4.12	Labor Matters	53
4.13	ERISA	53
4.14	Investment Company Act; Other Regulations	54
4.15	Subsidiaries	54
4.16	Use of Proceeds	54
4.17	Environmental Matters	54
4.18	Accuracy of Information, etc.	55
4.19	Security Documents	55
4.20	Solvency	56
4.21	[Reserved]	56
4.22	PATRIOT Act	56
4.23	Foreign Asset Control Laws	56

SECTION 5. CONDITIONS PRECEDENT		56
5.1	Conditions to the Initial Extension of Credit	56
5.2	Conditions to Each Extension of Credit	58

SECTION 6. AFFIRMATIVE COVENANTS		58
6.1	Financial Statements	58
6.2	Certificates; Other Information	59
6.3	Payment of Obligations	60
6.4	Conduct of Business and Maintenance of Existence; Compliance	60
6.5	Maintenance of Property; Insurance	60
6.6	Inspection of Property; Books and Records; Discussions	60
6.7	Notices	61
6.8	Environmental Laws	61
6.9	[Reserved]	61
6.10	Additional Collateral, etc.	61
6.11	Further Assurances	63

SECTION 7. NEGATIVE COVENANTS		63
7.1	Financial Covenants	63
7.2	Limitation on Indebtedness	63
7.3	Limitation on Liens	65
7.4	Limitation on Fundamental Changes	66
7.5	Limitation on Disposition of Property	66
7.6	Limitation on Restricted Payments	67
7.7	Limitation on Capital Expenditures	68
7.8	Limitation on Investments	68
7.9	Limitation on Optional Payments and Modifications of Debt Instruments, etc.	69
7.10	Limitation on Transactions with Affiliates	70
7.11	Limitation on Sales and Leasebacks	70
7.12	Limitation on Changes in Fiscal Periods	70
7.13	Limitation on Negative Pledge Clauses	70
7.14	Limitation on Restrictions on Subsidiary Distributions	70
7.15	Limitation on Lines of Business	71

7.16	Limitation on Hedge Agreements	71

SECTION 8. EVENTS OF DEFAULT		71

SECTION 9. AGENCY		74
9.1	Appointment and Authorization of Agents.	74
9.2	Rights as a Lender.	74
9.3	Exculpatory Provisions.	74
9.4	Reliance by Administrative Agent.	75
9.5	Delegation of Duties.	75
9.6	Indemnification of Agents.	76
9.7	Resignation of Administrative Agent.	76
9.8	Non-Reliance on Agents and Other Lenders.	77
9.9	Administrative Agent May File Proofs of Claim.	77
9.10	Duties of Other Agents.	78

SECTION 10. MISCELLANEOUS		78
10.1	Amendments and Waivers	78
10.2	Notices	80
10.3	No Waiver; Cumulative Remedies	81
10.4	Survival of Representations and Warranties	81
10.5	Payment of Expenses	82
10.6	Successors and Assigns; Participations and Assignments	83
10.7	Adjustments; Set-off; Payments Set Aside	86
10.8	Counterparts	86
10.9	Severability	87
10.10	Integration	87
10.11	GOVERNING LAW	87
10.12	Submission To Jurisdiction; Waivers	87
10.13	Acknowledgments	88
10.14	Headings	88
10.15	Confidentiality	88
10.16	Interest Rate Limitation	89
10.17	Release of Collateral and Guarantee Obligations	89
10.18	Accounting Changes	90
10.19	WAIVERS OF JURY TRIAL	90
10.20	PATRIOT Act	90

SCHEDULES:

1.1(a)	Commitments
1.1 (b)	Unrestricted Subsidiaries
1.1(c)	Specified Brand Assets
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E-1	Form of Legal Opinion of Blank Rome LLP
E-2	Form of Legal Opinion of Andrew Tarshis
F	Form of Note
G	Form of Exemption Certificate
H	[Reserved]
I-1	Form of Borrowing Notice
I-2	Form of L/C Credit Extension Request
I-3	Form of Continuation/Conversion
I-4	Form of Prepayment/Repayment
J	Form of Subsidiaries’ Financial Information

REVOLVING CREDIT AGREEMENT, dated as of November 22, 2011, among, ICONIX BRAND GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as syndication agents (in such capacity, the “Syndication Agents”), BARCLAYS BANK PLC, as documentation agent (in such capacity, the “Documentation Agent”) and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).

The parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Additional Extensions of Credit”: as defined in Section 10.1.

“Administrative Agent”:  as defined in the preamble hereto.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent-Related Persons”: each Agent, together with its Related Persons.

“Agents”: collectively, the Administrative Agent, the Arrangers, the Syndication Agents and the Documentation Agent.

“Agreement”:  this Revolving Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”:  2.25% in the case of a Base Rate Loan and (b) 3.25% in the case of a Eurodollar Loan; provided that, (i) from and after the date that is the one year anniversary of the Closing Date until the date that is six months from such date, the Applicable Margin shall be increased to (x) 3.00% in the case of a Base Rate Loan and (y) 4.00% in the case of a Eurodollar Loan and (ii) thereafter the Applicable Margin shall be increased to (x) 4.00% in the case of a Base Rate Loan and (y) 5.00% in the case of a Eurodollar Loan.

“Application”:  an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Arrangers”:  as defined in the preamble hereto.

“Asset Sale”:  any Disposition of Collateral (or Property required to become Collateral) or series of related Dispositions of Collateral (or Property required to become Collateral) (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (g) or (m) of Section 7.5) which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,000,000.

“Assignee”:  as defined in Section 10.6(c).

“Assignor”:  as defined in Section 10.6(c).

“Auto-Renewal Letter of Credit”: as defined in Section 3.2(c).

“Available Amount”: at any time, an amount (which shall not be less than zero) equal at such time to:

(a)  the sum of, without duplication:

(i)           the cumulative amount of Available ECF for each fiscal year of the Borrower completed after the Closing Date;  and

(ii)          100% of any capital contributions or Net Cash Proceeds from the issuance or sale of the Borrower’s Capital Stock received or made by the Borrower (or any direct or indirect parent of the Borrower and contributed by such parent to the Borrower) occurring on or after the Closing Date; minus

(b)  the sum of, without duplication:

(i)           the aggregate amount of Restricted Payments made pursuant to Section 7.6(c); and

(ii)          the aggregate amount of optional or voluntary payments, prepayments, repurchases, redemptions defeasances, segregations of funds or derivative or other transactions entered into with Derivatives Counterparties made pursuant to Section 7.9; in the case of each of clauses (b)(i) and (b)(ii), (A) after the Closing Date and prior to the date of determination and (B) excluding amounts used pursuant to Sections 7.6(c) and 7.9 when Minimum Liquidity after giving pro forma effect to such uses is greater than $100,000,000.

“Available Commitment”:  with respect to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Extensions of Credit then outstanding; provided, that in calculating any Lender’s Extensions of Credit for the purpose of determining such Lender’s Available Commitment pursuant to Section 2.5(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Available ECF”: for any fiscal year, (x) 100% of Excess Cash Flow in such fiscal year if the Senior Secured Leverage Ratio is equal to or less than 1.00:1.00; (y) 75% of Excess Cash Flow in such fiscal year if the Senior Secured Leverage Ratio is greater than 1.00:1.00 but equal to or less than 1.25:1.00; and (z) 50% of Excess Cash Flow in such fiscal year if the Senior Secured Leverage Ratio is greater than 1.25:1.00 (it being understood that (i) no Excess Cash Flow generated during any period shall be deemed to be Available ECF for purposes of the Available Amount until the financial statements for such period are delivered pursuant to Section 6.1(a) and the related Compliance Certificate is delivered pursuant to Section 6.2(a) and (ii) the Senior Secured Leverage Ratio shall be measured as of the last day of the applicable fiscal year).

“Barclays Bank”: Barclays Bank PLC.

“Barclays Entity”:  any of Barclays Bank or any of its Affiliates.

“Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the one-month Eurodollar Rate plus 1%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Person acting as the Administrative Agent as its prime rate in effect at its principal office in New York City.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business in New York City on the day specified in the public announcement of such change.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business in New York City on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Base Rate Loans”:  Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefitted Lender”:  as defined in Section 10.7.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrower Materials”: as defined in Section 6.2.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”:  with respect to any request for borrowing of Loans or Swingline Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit I-1, delivered to the Administrative Agent or the Swingline Lender, as applicable.

“Business Day”:  (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets (other than Intellectual Property and Capital Stock) or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease Obligations”:  with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided, however, that Capital Stock shall not include debt convertible into or exchangeable for capital stock.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, any Issuing Lender or any Swingline Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Lender or Swingline Lender, as applicable, benefitting from such collateral agrees in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Lender or Swingline Lender (as applicable) (which documents are hereby consented to by the Lenders).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Rating Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control”:  the occurrence of any of the following events:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Borrower; (b) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors or (c) a Specified Change of Control if the holders of the related Permitted Additional Indebtedness holding more than $25,000,000 thereof elect to put such Permitted Additional Indebtedness to the Borrower.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is November 22, 2011.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, its commitment to (a) make Loans, (b) purchase participations in L/C Obligations and (c) purchase participations in Swingline Loans, in an aggregate principal and/or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the heading “Commitments” or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as such commitment may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Commitments shall be $150,000,000 on the Closing Date.

“Commitment Fee Rate”:  0.50% per annum.

“Commitment Period”: the period from and including the Closing Date to but excluding the Termination Date.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Consolidated EBITDA”:  of the Borrower and its Subsidiaries for any period, shall equal Consolidated Net Income of the Borrower and its Subsidiaries for such period plus, without duplication and to the extent reflected in the calculation of such Consolidated Net Income for such period, the sum of (a) income taxes allocable to any Subsidiary on account of such Consolidated Net Income, (b) interest, amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with the Loan Documents, (c) depreciation and amortization expense either taken directly by or allocated to any Subsidiary, and (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs either taken directly by or allocated to any Subsidiary.  For purposes of calculating Consolidated EBITDA of the Subsidiaries for any period, (i) the Consolidated EBITDA of any Subsidiary acquired by the Borrower or its Subsidiaries during such period which has become a “Subsidiary” under this Agreement following such acquisition shall be included on a pro forma basis for such period  (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) and (ii) the Consolidated EBITDA of any Subsidiary Disposed of by the Borrower or its Subsidiaries during such period which was a “Subsidiary” under this Agreement prior to such Disposition shall be excluded for such period  (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).  Notwithstanding the foregoing, until the consolidated financial statements of the Borrower for the third fiscal quarter ending after the Closing Date have been delivered pursuant to Section 6.1(b), for purposes of calculating the Senior Secured Leverage Ratio and the Total Leverage Ratio, Consolidated EBITDA for the fiscal quarters ending March 31, 2011, June 30, 2011 and September 30, 2011 shall be $58,793,000, $58,121,000 and $55,331,000, respectively.

“Consolidated Net Income”:  of the Borrower and its Subsidiaries for any period, shall equal the consolidated net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income for any period, there shall be excluded (a) such revenues of any Subsidiary accrued prior to the date it becomes a Subsidiary of, or is merged into or consolidated with, the Borrower or any of its Subsidiaries, (b) the undistributed revenues of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary, (c) such revenues of any Person (other than any Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such revenues are actually received by the Borrower or any Subsidiary in the form or dividends or similar distributions and (d) unrealized gains and losses with respect to hedging obligations.

“Consolidated Senior Secured Debt”: at any date, the aggregate principal amount, without duplication, of all Consolidated Total Debt that is secured by a Lien on any asset of the Borrower or its Subsidiaries and that is not subordinated in right of payment to the Obligations.

“Consolidated Specified Brand Asset EBITDA”: of the Borrower and its Subsidiaries for any period, shall equal Consolidated EBITDA of the Borrower and its Subsidiaries for such period solely to the extent arising from the Specified Brand Assets. In calculating Consolidated Specified Brand Asset EBTIDA, Borrower shall allocate corporate expenses to its Subsidiaries in good faith and in accordance with past practices. Notwithstanding the foregoing, until the consolidated financial statements of the Borrower for the third full fiscal quarter ending after the Closing Date have been delivered pursuant to Section 6.1(b), for purposes of calculating the minimum Consolidated Specified Brand Asset EBITDA covenant pursuant to Section 7.1(b), Consolidated Specified Brand Asset EBITDA for the fiscal quarters ending March 31, 2011, June 30, 2011 and September 30, 2011 shall be $48,736,002, $40,386,567 and $39,953,272, respectively.

“Consolidated Total Assets”:  at any date, the total amount of all assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as then shown on the balance sheet of the Borrower.

“Consolidated Total Debt”:  at any date, the aggregate principal amount, without duplication, of all Indebtedness of the Borrower and its Subsidiaries at such date determined on a consolidated basis in accordance with GAAP as then shown on the balance sheet of the Borrower.

“Continuation Notice”: as defined in Section 2.9(b).

“Continuing Directors”:  the directors of the Borrower on the Closing Date and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors of Borrower is recommended by at least 66⅔% of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”:  as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Conversion Notice”: as defined in Section 2.9(a).

“Debtor Relief Laws”: Title 11 of the United States Code entitled “Bankruptcy”, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived in accordance with this Agreement, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with such Lender’s funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied or was not satisfied in accordance with this Agreement), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Default Rate”:  as defined in Section 2.11(c).

“Derivatives Counterparty”:  as defined in Section 7.6.

“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agent”: as defined in the preamble hereto.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Earn-Out Consideration”: any such term or any similar term defined in the purchase agreement entered into in connection with a Permitted Acquisition Transaction.

“Environmental Laws”:  any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”:  any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System of the United States.

“Eurodollar Base Rate”: (a) for any Interest Period as to any Eurodollar Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) (the “BBA Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time), two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the BBA Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the offered quotation rate to first class banks in the London interbank market by Barclays Bank for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Barclays Bank, in its capacity as a Lender (or, if it is not a Lender of such Loan, in such amount determined by the Administrative Agent) for which the Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 A.M. (London, England time) two Business Days prior to the commencement of such Interest Period; and

(b) when used with respect to clause (c) of the definition of “Base Rate” only, as of any date of determination, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the BBA Rate for deposits in Dollars being delivered in the London interbank market for a term of one month commencing on such date, determined as of approximately 11:00 A.M. (London, England time) two Business Days prior to such date, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the BBA Rate for deposits in Dollars being delivered in the London interbank market for a term of one month commencing on such date or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the offered quotation rate to first class banks in the London interbank market by Barclays Bank for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Base Rate Loan of Barclays Bank, in its capacity as a Lender (or, if it is not a Lender of such Loan, in such amount determined by the Administrative Agent) for which such rate is then being determined as of approximately 11:00 A.M. (London, England time) two Business Days prior to such date for deposits in Dollars being delivered in the London interbank market for a term of one month commencing on such date; provided that, if such date is not a Business Day, the rate under this clause (b) for such date shall be the rate determined in accordance with this clause (b) for the immediately preceding Business Day.

“Eurodollar Loans”:  Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of the Subsidiaries, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including taxes, depreciation and amortization) deducted in arriving at such Consolidated Net Income and (iii) the aggregate amount of the decrease, if any, in prepaid advertising costs with respect to any Subsidiary during such fiscal year, minus (b) the sum, without duplication, of (i) the aggregate amount of Consolidated Net Income of Foreign Subsidiaries that has not been repatriated or otherwise distributed to the Borrower or any of its Domestic Subsidiaries, (ii) the amount of all non-cash credits (including taxes) included in arriving at such Consolidated Net Income, (iii) the aggregate amount actually paid in cash during such fiscal year on account of Capital Expenditures (minus the sum of the principal amount of Indebtedness incurred in connection with such expenditures and the amount of any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iv) the aggregate amount actually paid in cash during such fiscal year on account of Permitted Acquisitions or Permitted Foreign Subsidiary Acquisitions (minus the sum of the principal amount of Indebtedness incurred in connection with such acquisitions and the amount of any such acquisitions financed with the proceeds of any Reinvestment Deferred Amount), (v) the aggregate amount of any Earn-Out Consideration actually paid in cash during such fiscal year on account of any Permitted Acquisition or any Permitted Foreign Subsidiary Acquisition, (vi) the aggregate amount of all optional prepayments of the Loans and any other Funded Debt during such fiscal year, (vii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) and (viii) the aggregate amount of the increase, if any, in prepaid advertising costs with respect to any Subsidiary during such fiscal year.

“Excluded Foreign Subsidiary”:  any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Taxes”:  (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) taxes that are attributable to a Lender’s failure to comply with the requirements of paragraph (d) or (e) of Section 2.16, (iii) United States withholding taxes imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to paragraph 2.16(a), or (iv) taxes imposed with respect to FATCA, including any interest, additions to tax or penalties applicable with respect to clauses (i) – (iv) above.

“Existing 2012 Notes”: the Borrower’s 1.875% convertible senior subordinated notes due 2012.

“Existing Convertible Notes”: the Borrower’s 2.50% convertible senior subordinated notes due 2016 and the Existing 2012 Notes.

“Extensions of Credit”:  as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Facility”:  the Commitments and the extensions of credit made thereunder.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate”:  for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to the Person acting as the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters”:  (i) that certain Fee and Indemnification Letter, dated as of October 27, 2011, by and among the Borrower, Barclays Bank, Goldman Sachs Bank USA and GE Corporate Financial Services, Inc. and (ii) that certain Agency Fee Letter, dated as of October 27, 2011, by and between the Borrower and Barclays Bank, as Administrative Agent.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Percentage of outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Revolving Credit Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Debt”:  with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section 1.1.

“Funding Office”:  the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Granting Lender”: as defined in Section 10.6(g).

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”:  all interest rate or currency forwards, options, swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all obligations for any Earn-Out Consideration that is or is highly likely to be paid within the next twelve months (other than those obligations that are satisfied solely with Capital Stock of the Borrower),  (i) the liquidation value of mandatorily redeemable preferred Capital Stock of such Person, (j) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (i) above, (k) all obligations of the kind referred to in clauses (a) through (j) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (l) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”:  as defined in Section 10.5.

“Indemnitee”:  as defined in Section 10.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, software, databases, patents, patent licenses, trademarks, trademark licenses, trademark applications, service marks, service mark licenses, service mark applications, trade names, brand names, domain names, mask works, mask work licenses, technology and related improvements, know-how and processes, trade secrets, all registrations and applications related to any of the above, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any Base Rate Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than a Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day such Loan is required to be repaid.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if acceptable to all Lenders, as determined by such Lenders in their sole discretion) nine or twelve months thereafter, as selected by the Borrower in a Borrowing Notice or Conversion Notice, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if acceptable to all Lenders, as determined by such Lenders in their sole discretion) nine or twelve months thereafter, as selected by the Borrower by a Continuation Notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)          any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date; and

(iii)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investment”:  as defined in Section 7.8.

“Issuing Lender”: (a) Barclays Bank and (b) each other Lender as the Borrower may from time to time select as an Issuing Lender hereunder (provided that such Lender shall be reasonably acceptable to the Administrative Agent and has agreed to be an Issuing Lender hereunder in a writing satisfactory to the Administrative Agent, executed by such Lender, the Borrower and the Administrative Agent), each in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.  An Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Notwithstanding anything herein to the contrary, neither Barclays Bank nor any of its branches or Affiliates shall be required to issue any commercial letters of credit hereunder.

“L/C Advance”: as to any Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Credit Percentage.

“L/C Application”: an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Lender, together with a request for L/C Credit Extension substantially in the form of Exhibit I-2 (or such other form as the Administrative Agent and the applicable Issuing Lender may approve).

“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by the Borrower on the date when made or refinanced.

“L/C Commitment”:  as to any Issuing Lender, its commitment to issue Letters of Credit, and to amend, renew or extend Letters of Credit previously issued by it, pursuant to Section 3, in an aggregate face amount at any time outstanding not to exceed (a) in the case of any Issuing Lender party hereto as of the Closing Date, the amount set forth opposite such Issuing Lender’s name on Schedule 1.1(a) under the heading “L/C Commitments” and (b) in the case of any Lender that becomes an Issuing Lender hereunder thereafter, that amount which shall be set forth in the written agreement by which such Lender shall become an Issuing Lender, in each case as the maximum outstanding face amount of Letters of Credit to be issued at any one time by such Issuing Lender, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Lender, the Borrower and the Administrative Agent.  The aggregate L/C Commitments of all the Issuing Lenders shall be less than or equal to the L/C Sublimit at all times.

“L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Documents”: as to any Letter of Credit, each L/C Application and any other document, agreement and instrument entered into by the applicable Issuing Lender and the Borrower or in favor of such Issuing Lender and relating to such Letter of Credit.

“L/C Expiration Date”: the day that is five Business Days prior to the Termination Date.

“L/C Fee”: defined in Section 2.5(c).

“L/C Obligations”: as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“L/C Sublimit”: an amount equal to the lesser of (a) $10,000,000 and (b) the Total Commitments.  The L/C Sublimit is part of, and not in addition to, the Facility.

“Lenders”: as defined in the preamble hereto.

“Letter of Credit”: any standby letter of credit issued hereunder.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Fee Letters and any Notes.

“Loan Parties”:  the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

“Material Adverse Effect”:  a material adverse effect on (a)  the business, assets, property, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Maximum Rate”: as defined in Section 10.6.

“Minimum Collateral Amount”: at any time, as to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of (a) all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (b) the Swingline Lender with respect to Swingline Loans outstanding at such time.

“Minimum Liquidity Amount”: at any time, the sum of (a) the Total Available Commitments and (b) Unrestricted Cash.

“Mortgages”:  each of the mortgages and deeds of trust, if any, made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements with respect to such Asset Sale or Recovery Event),  (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and (c) in connection with sale or issuance of Capital Stock, the cash proceeds received from such sale or issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Consenting Lender”: any Lender that does not approve any amendment, waiver or consent that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”:  a Lender that is not a Defaulting Lender.

“Non-Excluded Taxes”:  Taxes other than Excluded Taxes and Other Taxes.

“Nonrenewal Notice Date”: as defined in Section 3.2(c).

“Non-U.S. Lender”:  as defined in Section 2.16(d)(i).

“Note”:  as defined in Section 2.4(e).

“Obligations”:  the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“OFAC”: the United States Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Regulations”:  the regulations promulgated by OFAC, as amended from time to time.

“Organizational Documents”:  as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including interest, additions to tax or penalties applicable thereto.

“Outstanding Amount”: (a) with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions) occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant”:  as defined in Section 10.6(b).

“Participant Register”:  as defined in Section 10.6(b).

“Payment Office”:  the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: (i) to the extent clause (ii) below is not satisfied, any acquisition (including, if applicable, in the case of any Intellectual Property, by way of license) approved by the Required Lenders or (ii) any acquisition of all or a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person, if such acquisition described in this clause (ii) complies with the following criteria:

(a)           no Default or Event of Default shall be in effect immediately prior or after giving effect to such acquisition;

(b)           such acquisition is consummated by a Subsidiary Guarantor or the acquired Person or assets are sold, contributed, conveyed, assigned or otherwise transferred to a Subsidiary Guarantor by the Borrower or the acquired Person shall become a Subsidiary of the Borrower and, in each case, the acquired Person shall become a Subsidiary Guarantor and the acquired assets (including the Capital Stock of the acquired Person) shall be pledged as additional Collateral;

(c)           after giving effect to the consummation of such acquisition and to the incurrence of any Indebtedness associated therewith, the Borrower shall be in proforma compliance with Section 7.1;

(d)           for any acquisition the value of which exceeds 2.5% of Consolidated Total Assets (as measured by the purchase price of the acquired assets and any liabilities incurred in connection therewith), prior to the consummation of such acquisition (i) the Administrative Agent shall have received the historical financial statements for the most recently completed fiscal year and any subsequently completed fiscal quarter and the then current financial projections in respect of the Person, division, product line or line of business acquired in such acquisition for the one-year period following the consummation of such acquisition, (ii) the Administrative Agent shall have received the then current drafts of the documentation to be executed in connection with such acquisition (with final copies of such documentation to be delivered to the Administrative Agent promptly upon becoming available), including all schedules and exhibits thereto and (iii) the Administrative Agent shall have received notice of the closing date for such acquisition; provided that the foregoing financial statements, documentation and notice shall not be required to be given if doing so (x) would materially interfere with, or would cause materially adverse economic consequences with respect to, the consummation of such acquisition or (y) is prohibited by any Requirement of Law (other than the Organizational Documents of the Borrower or a Subsidiary); and

(e)           for any acquisition the value of which exceeds 5.0% of Consolidated Total Assets (as measured by the purchase price of the acquired assets and any liabilities incurred in connection therewith), prior to the consummation of such acquisition the Administrative Agent shall have received a pro forma balance sheet and pro forma income statements for the twelve-month period ending prior to the date of the acquisition for the Borrower and its Subsidiaries after giving effect to such acquisition; provided that the foregoing financial statements shall not be required to be given if doing so (x) would materially interfere with, or would cause materially adverse economic consequences with respect to, the consummation of such acquisition or (y) is prohibited by any Requirement of Law (other than the Organizational Documents of the Borrower or a Subsidiary).

“Permitted Acquisition Transactions”:  the collective reference to Permitted Acquisitions, Permitted Foreign Subsidiary Acquisitions and Permitted Unrestricted Subsidiary Acquisitions.

“Permitted Additional Indebtedness”:  as defined in Section 7.2(g).

“Permitted Convertible Notes Offering”:  (a) the Existing Convertible Notes and (b) any offering by the Borrower after the Closing Date of convertible notes in accordance with Section 7.2(g).

“Permitted Foreign Subsidiary Acquisition”:  any acquisition of all or a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person, if such acquisition complies with the following criteria:

(a)           no Default or Event of Default shall be in effect immediately prior or after giving effect to such acquisition;

(b)           such acquisition is funded solely with Capital Stock of the Borrower or the Net Cash Proceeds from the issuance of any Permitted Additional Indebtedness, or any combination thereof;

(c)           the acquired Person will become (after giving effect to such acquisition) a Foreign Subsidiary or the acquired assets are sold, contributed, conveyed, assigned or otherwise transferred to a Foreign Subsidiary by the Borrower and, in each case and to the extent such Foreign Subsidiary is directly owned by a Loan Party, 65% of the total outstanding Capital Stock of such Foreign Subsidiary shall be pledged as additional Collateral;

(d)           such Foreign Subsidiary shall not create, incur, assume or suffer to exist (i) any Indebtedness and (ii) any Lien upon any of its Property, whether now owned or hereafter acquired, subject to permitted Indebtedness incurred pursuant to Section 7.2(k);

(e)           after giving effect to the consummation of such acquisition and to the incurrence of any Indebtedness associated therewith, the Borrower shall be in pro forma compliance with Section 7.1;

(f)            for any acquisition the value of which exceeds 2.5% of Consolidated Total Assets (as measured by the purchase price of the acquired assets and any liabilities incurred in connection therewith) prior to the consummation of such acquisition (i) the Administrative Agent shall have received the historical financial statements for the most recently completed fiscal year and any subsequently completed fiscal quarter and the then current financial projections in respect of the Person, division, product line or line of business acquired in such acquisition for the one-year period following the consummation of such acquisition, (ii) the Administrative Agent shall have received the then current drafts of the documentation to be executed in connection with such acquisition (with final copies of such documentation to be delivered to the Administrative Agent promptly upon becoming available), including all schedules and exhibits thereto and (iii) the Administrative Agent shall have received notice of the closing date for such acquisition; provided that the foregoing financial statements, documentation and notice shall not be required to be given if doing so (x) would materially interfere with, or would cause materially adverse economic consequences with respect to, the consummation of such acquisition or (y) is prohibited by any Requirement of Law (other than the Organizational Documents of the Borrower or a Subsidiary); and

(g)           for any acquisition the value of which exceeds 5.0% of Consolidated Total Assets (as measured by the purchase price of the acquired assets and any liabilities incurred in connection therewith), prior to the consummation of such acquisition the Administrative Agent shall have received a pro forma balance sheet and pro forma income statements for the twelve-month period ending prior to the date of the acquisition for the Borrower and its Subsidiaries after giving effect to such acquisition; provided that the foregoing financial statements shall not be required to be given if doing so (x) would materially interfere with, or would cause materially adverse economic consequences with respect to, the consummation of such acquisition or (y) is prohibited by any Requirement of Law (other than the Organizational Documents of the Borrower or a Subsidiary).

“Permitted Unrestricted Subsidiary Acquisition”: any acquisition of all or a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person, if such acquisition complies with the following criteria:

(a) the aggregate amount of Permitted Unrestricted Subsidiary Acquisitions (other than the portion of any Permitted Unrestricted Subsidiary Acquisitions funded with the Capital Stock of the Borrower or Unrestricted Subsidiary Cash), together with any Investments permitted pursuant to Section 7.8(j) shall not exceed $35,000,000, plus, if the Minimum Liquidity Amount after giving pro forma effect to such Permitted Unrestricted Subsidiary Acquisition is greater than $100,000,000, additional Permitted Unrestricted Subsidiary Acquisitions; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of such Permitted Unrestricted Subsidiary Acquisition and (ii) the Borrower is in pro forma compliance with Section 7.1 before and after giving effect to such Permitted Unrestricted Subsidiary Acquisition; and

(b) the acquired Person or assets are sold, contributed, conveyed, assigned or otherwise transferred to an Unrestricted Subsidiary by the Borrower or the acquired Person shall become a direct Subsidiary of the Borrower without recourse to the Borrower or any Subsidiary (other than Standard Repurchase Obligations).

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 6.2.

“Prepayment Notice”: as defined in Section 2.7.

“Projections”: as defined in Section 6.2(b).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparty”:  with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an Affiliate of a Lender.

“Recovery Event”:  any settlement of or payment equal to or greater than $2,000,000 in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Property of the Borrower or any of its Subsidiaries if such Property is or is required to become Collateral.

“Refinanced Indebtedness”: as defined in Section 7.2(j).

“Register”:  as defined in Section 10.6(d).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Loans pursuant to Section 2.8(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale, or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower or a Wholly Owned Subsidiary Guarantor intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the business of the Borrower or of any Subsidiary.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower or any Subsidiary shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the business of the Borrower or of any Subsidiary with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund”:  with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Related Person”: as to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections PBGC Reg. § 4043.

“Required Lenders”:  the holders of more than 50% of  the Total Commitments then in effect or, if the Commitments have been terminated, the Total Extensions of Credit then outstanding; provided that, at any time there are two or more Lenders, Required Lenders shall consist of at least two Lenders which are not Affiliates; provided, further that, the Commitment of, and the Extensions of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”:  as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer or general counsel of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

 “Restricted Payments”:  as defined in Section 7.6.

“Restricted Subsidiary”:  any Subsidiary of the Borrower other than any Unrestricted Subsidiary.

“Restricted Subsidiary Cash”:  for any fiscal quarter of the Borrower and its Subsidiaries, the result of, without duplication, (a) Excess Cash Flow (calculated on a quarterly basis) for such fiscal quarter, minus (b) to the extent not already included in the calculation of Excess Cash Flow, the amount of such Excess Cash Flow actually used during such fiscal quarter for any other purpose permitted by this Agreement, plus (c) the aggregate amount of Net Cash Proceeds of any Indebtedness incurred by the Borrower or its Subsidiaries during such fiscal quarter (including the aggregate amount of Net Cash Proceeds of any Permitted Convertible Notes Offering during such fiscal quarter), minus (d) the aggregate amount of such Net Cash Proceeds described in clause (c) hereof actually paid during such fiscal quarter on account of hedge and warrant option transactions in connection with a Permitted Convertible Notes Offering, minus (e) the aggregate amount of such Net Cash Proceeds described in clause (c) hereof actually used during such fiscal quarter for any purpose permitted by this Agreement (including any Permitted Acquisitions Transaction), plus (h) the aggregate amount of any Restricted Subsidiary Cash from a prior period.

“Revolving Credit Percentage”:  as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Extensions of Credit then outstanding constitutes of the Total Extensions of Credit then outstanding); provided, that, in the event that the Loans are paid in full prior to the reduction to zero of the Total Extensions of Credit, the Revolving Credit Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.21 when a Defaulting Lender shall exist, Revolving Credit Percentages shall be determined without regard to any Defaulting Lender’s Commitment.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”:  as defined in the Guarantee and Collateral Agreement.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages (if any) and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Secured Leverage Ratio”: as of the date of any determination, the ratio of (a) Consolidated Senior Secured Debt to (b) Consolidated EBITDA of the Borrower and its Subsidiaries.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”:  with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SPC”: as defined in Section 10.6(g).

“Specified Brand Assets”: (i) the brand names owned by the Loan Parties listed on Schedule 1.1(c) and all licenses and other rights and assets associated therewith and (ii) such other brand names and associated licenses and rights as the Borrower and its Subsidiaries may acquire from time to time; provided that such additional brand names and associated assets are owned by a Loan Party and are pledged as Collateral for the benefit of the Secured Parties under the Security Documents.

“Specified Change of Control”:  a “change of control” or “fundamental change” (or any other defined term having a similar purpose), as defined in any indenture or other instrument governing any Permitted Additional Indebtedness.

“Specified Hedge Agreement”:  any Hedge Agreement entered into by the Borrower or any Subsidiary Guarantor and any Qualified Counterparty.

“Standard Repurchase Obligation”: any obligation of the Borrower to repurchase the assets it sold or otherwise transferred under a Permitted Unrestricted Subsidiary Acquisition as a result of a breach of a representation, warranty or covenant regarding such assets that the Borrower has determined in good faith to be customary for such Permitted Unrestricted Subsidiary Acquisition.

“Subsidiaries’ Financial Information”:  with respect to the Subsidiaries for any fiscal year, a report in substantially the form of, and containing the information set forth in, Exhibit J attached hereto, together with such other information as the Administrative Agent may reasonably request.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, (a) all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Restricted Subsidiary or Restricted Subsidiaries of the Borrower and (b) no Unrestricted Subsidiary shall be a “Subsidiary” of the Borrower for any purpose under this Agreement; provided that for the purposes of (a) determining (i) Consolidated Total Assets, (ii) the Senior Secured Leverage Ratio and (iii) the Total Leverage Ratio and (b) (i) clause (e) of the definition of Permitted Acquisition and (ii) clause (g) of the definition of Permitted Foreign Subsidiary Acquisition, references to “Subsidiary” or “Subsidiaries” shall refer to Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower.

“Subsidiary Guarantor”:  each Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swingline Lender”: Barclays Bank, in its capacity as the lender of the Swingline Loans.

“Swingline Loans”:  a loan made by the Swingline Lender to the Borrower pursuant to Section 2.3.

“Syndication Agents”:  as defined in the preamble hereto.

“Taxes”:  as defined in Section 2.16(a).

“Termination Date”:  November 22, 2013.

“Total Available Commitments”: at any time, the aggregate amount of the Available Commitments available at such time.

“Total Commitments”:  at any time, the aggregate amount of the Commitments then in effect.

“Total Extensions of Credit”:  at any time, the aggregate amount of the Extensions of Credit outstanding at such time.

“Total Leverage Ratio”:  as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt, net of Unrestricted Cash, on such day to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period.

“Transferee”:  as defined in Section 10.15.

“Type”:  as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UCC”: the Uniform Commercial Code.

“United States” and “U.S.”:  the United States of America.

“Unreimbursed Amount”: as defined in Section 3.3(a).

“Unrestricted Cash”:  as of any date of determination, the aggregate amount of cash included in the cash accounts and Cash Equivalents listed on the consolidated balance sheet of the Borrower and its Subsidiaries as at such date to the extent the use thereof for application to the payment of Indebtedness is not prohibited by law or any contract to which the Borrower or any of its Subsidiaries is a party.

“Unrestricted Subsidiary”:  (a) each Subsidiary of the Borrower listed on Schedule 1.1(b) on the Closing Date, (b) any Subsidiary of the Borrower that is formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary as an Unrestricted Subsidiary in a written notice to the Administrative Agent, (c) any Subsidiary subsequently re-designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of each of (b) and (c), (i) such designation or re-designation shall be deemed to be an Investment by the Borrower on the date of such designation or re-designation in an Unrestricted Subsidiary in an amount equal to the net book value of the Borrower’s investment therein, (ii) the Investment resulting from such designation or re-designation shall be permitted by Section 7.8, (iii) the Investment resulting from such designation or re-designation shall exclude any Investment in which any Specified Brand Assets are sold, contributed, conveyed, assigned or otherwise transferred to any Person that is not a Loan Party, (iv) no Default or Event of Default would immediately result from such designation or re-designation and (v) immediately after giving effect to such designation or re-designation, the Borrower will be in compliance with Section 7.1 calculated on a pro forma basis as of the end of the quarter most recently ended prior to the date of such designation for which financial statements have been delivered pursuant to Section 6.1.

“Unrestricted Subsidiary Cash”: the result of (a) all cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries and Unrestricted Subsidiaries on a consolidated basis minus (b) all Restricted Subsidiary Cash.

 “Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned directly or indirectly by such Person.

“Wholly Owned Subsidiary Guarantor”:  any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2           Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).    If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio shall continue to be computed in accordance with GAAP prior to such change therein.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           All calculations of the Senior Secured Leverage Ratio and the Total Leverage Ratio shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater.  For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

2.1           Commitments. (a)  Subject to the terms and conditions hereof, the Lenders severally agree to make Loans to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding for each Lender which, when added to such Lender’s Revolving Credit Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Commitment.  During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9, provided that no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

(b)           The Borrower shall repay all outstanding Loans on the Termination Date.

2.2           Procedure for Borrowing.  (a)  The Borrower may borrow under the Commitments on any Business Day during the Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice appropriately completed and signed by a Responsible Officer (which Borrowing Notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans).  Any Loans made on the Closing Date shall initially be Base Rate Loans.  Each borrowing of Loans under the Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $3,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Total Available Commitments are less than $3,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $3,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings of Base Rate Loans under the Commitments in other amounts pursuant to Section 2.3(b).  Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make its Revolving Credit Percentage of the amount of each borrowing of Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent not later than 1:00 P.M., New York City time, on the Borrowing Date in like funds as received by the Administrative Agent.

(b)           Failure to Elect.  If no election as to the Type of a borrowing is specified in the applicable Borrowing Notice, then the requested borrowing shall be a Base Rate Loan.  If no Interest Period is specified with respect to any requested Eurodollar Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

2.3           Swingline Commitment.

(a)           Swingline Loans.  (i)  Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance on the agreements of the Lenders set forth in this Section, agrees to make Swingline Loans to the Borrower from time to time on any Business Day during the Commitment Period, in an aggregate principal amount not to exceed at any time outstanding the Swingline Commitment; provided that, after giving effect to any Swingline Loan, (1) the Total Extensions of Credit shall not exceed the Total Commitments and (2) the Extensions of Credit of any Lender shall not exceed such Lender’s Commitment; provided, further, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.  Immediately upon the making of a Swingline Loan by the Swingline Lender, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a participation in such Swingline Loan in an amount equal to such Lender’s Revolving Credit Percentage of the amount of such Swingline Loan.

(ii)           The Borrower shall repay to the Swingline Lender (or, to the extent required by Section 2.3(c), to the Administrative Agent for the account of the Lenders) each Swingline Loan made by the Swingline Lender on the earlier to occur of (i) the date five Business Days after such Swingline Loan is made and (ii) the Termination Date.

(iii)          Each Swingline Loan shall be a Base Rate Loan.

(iv)          At any time that there shall exist a Defaulting Lender, immediately upon the request of the Swingline Lender, the Borrower shall repay the outstanding Swingline Loans made by such Swingline Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such Swingline Loans.

(b)           Borrowing Procedures for Swingline Loans.  Each borrowing of Swingline Loans shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent.  Each such notice shall be in the form of a Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone (if immediately confirmed in writing by delivery of such a written Borrowing Notice consistent with such telephonic notice) and must be received by the Swingline Lender and the Administrative Agent not later than 10:00 A.M. (New York City time) on the date of the requested borrowing, and such notice shall specify (i) the amount to be borrowed, which shall be in a minimum of $500,000 or a whole multiple of $50,000 in excess thereof, and (ii) the date of such borrowing (which shall be a Business Day).  Unless the Swingline Lender has received notice from the Administrative Agent (including at the request of the Required Lenders) prior to 2:00 P.M. (New York City time) on such requested borrowing date (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first sentence of paragraph (a) of this Section or (B) that one or more of the applicable conditions set forth in Section 5.2 is not then satisfied or waived in accordance with this Agreement, then, subject to the terms and conditions set forth herein, the Swingline Lender shall make each Swingline Loan available to the Borrower, by wire transfer thereof in accordance with instructions provided to (and reasonably acceptable to) the Swingline Lender, not later than 3:00 P.M. (New York City time) on the requested date of such Swingline Loan (which instructions may include standing payment instructions, which may be updated from time to time by the Borrower, provided that, unless the Swingline Lender shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Swingline Lender).

(c)           Refinancing of Swingline Loans.

(i)           The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Revolving Credit Percentage of the amount of Swingline Loans made by the Swingline Lender then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice for purposes hereof) and in accordance with the requirements of paragraph (b) of this Section, without regard to the minimum and multiples specified therein, but subject to the aggregate unused Commitments and the conditions set forth in Section 5.2.  The Swingline Lender shall furnish the Borrower with a copy of such Borrowing Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Revolving Credit Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in immediately available funds for the account of such Swingline Lender at the Funding Office not later than 1:00 P.M. (New York City time) on the day specified in such Borrowing Notice, whereupon, subject to paragraph (c)(ii) of this Section, each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.

(ii)          If for any reason any Swingline Loan cannot be refinanced by Loans in accordance with paragraph (c)(i) of this Section, the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to such paragraph (c)(i) shall be deemed payment in respect of such participation.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan funded pursuant to this clause (ii), and thereafter payments in respect of such Swingline Loan (to the extent of such funded participations) shall be made to the Administrative Agent and not to the Swingline Lender.

(iii)         If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this paragraph (c) by the time specified in paragraph (c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant borrowing or funded participation in the relevant Swingline Loan, as the case may be.  A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)         Each Lender’s obligation to make Loans or to purchase and fund participations in Swingline Loans pursuant to this paragraph (c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Loans pursuant to this paragraph (c) is subject to the conditions set forth in Section 5.2.  No such funding of participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)           At any time after any Lender has purchased and funded a participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will promptly remit such Lender’s Revolving Credit Percentage of such payment to the Administrative Agent (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was funded) in like funds as received by the Swingline Lender, and any such amounts received by the Administrative Agent will be remitted by the Administrative Agent to the Lenders that shall have funded their participations pursuant to paragraph (c)(ii) of this Section to the extent of their interests therein.

(ii)          If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 10.7(c) (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to such Swingline Lender its Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The Administrative Agent will make such demand upon the request of the Swingline Lender.  The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swingline Lender.  Until each Lender funds its Base Rate Loan or participation pursuant to this Section to refinance such Lender’s Revolving Credit Percentage of any Swingline Loan made by the Swingline Lender, interest in respect of such Lender’s share thereof shall be solely for the account of such Swingline Lender.

2.4           Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the outstanding principal amount of the Loan of such Lender on the Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 2.3, in the case of Swingline Loans, or Section 8).  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.11.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from the Loan of such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)           The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(b) shall, to the extent permitted by applicable law, be primafacie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)           The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing the Loan of such Lender, substantially in the forms of Exhibit F-1 or F-2 (“Revolving Note” or “Swingline Note”, as applicable; together, a “Note”), with appropriate insertions as to date and principal amount.

2.5           Fees, etc.  (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the Closing Date.

(b)           The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

(c)           The Borrower agrees to pay to the Administrative Agent for the account of each Lender a Letter of Credit fee with respect to its participations in each outstanding Letter of Credit (the “L/C Fee”) which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans on the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit), during the period from and including the Closing Date to but excluding the later of the Termination Date and the date on which such Lender ceases to have any L/C Obligations; provided that any L/C Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Lender shall be payable, to the maximum extent permitted by applicable Requirement of Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Credit Percentages allocable to such Letter of Credit pursuant to Section 2.21, with the balance of such fee, if any, payable to the applicable Issuing Lender for its own account.  Accrued L/C Fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the Closing Date; provided that any such fees accruing after such Termination Date shall be payable on demand.  Notwithstanding anything herein to the contrary, while any Event of Default exists, all L/C Fees shall accrue at the Default Rate applicable to interest on Eurodollar Loans.

(d)           The Borrower agrees to pay to each Issuing Lender for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Lender at a rate per annum equal to 0.125% on the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit), during the period from and including the Closing Date to but excluding the later of the Termination Date and the date on which such Issuing Lender ceases to have any L/C Obligations.  Fronting fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the Closing Date; provided that any such fees accruing after such Termination Date shall be payable on demand.  In addition, the Borrower agrees to pay to each Issuing Lender for its own account the customary issuance, presentation, amendment and other reasonable and documented processing fees, and other standard costs and charges, of such Issuing Lender relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such Issuing Lender within three Business Days after its demand therefor and are nonrefundable.

2.6         Termination or Reduction of Commitments.

(a)          Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the unused portion of the Commitments, or from time to time reduce the Total Available Commitments, the L/C Sublimit or the Swingline Commitment; provided that (a) each such notice shall be in writing and must be received by the Administrative Agent at least three Business Days prior to the effective date of such termination or reduction, and shall be irrevocable (provided that a notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), (b) any such partial reduction shall be in an aggregate amount of $3,000,000 or a larger multiple of $1,000,000 and (c) the Borrower shall not terminate or reduce (i) the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Extensions of Credit would exceed the Total Commitments, (ii) the L/C Sublimit if, after giving effect thereto, the Outstanding Amount of all L/C Obligations would exceed the L/C Sublimit or (iii) the Swingline Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of all Swingline Loans would exceed the Swingline Commitment; provided, further, that, upon any such partial reduction of the L/C Sublimit or the Swingline Commitment, unless the Borrower, the Administrative Agent and the applicable Issuing Lenders or the Swingline Lender, as the case may be, otherwise agree, the amount of the L/C Commitments of the Issuing Lenders or the Swingline Commitment of the Swingline Lender will be reduced proportionately by the amount of such reduction.  For avoidance of doubt, upon termination of the Commitments, the L/C Commitments and the Swingline Commitment shall automatically terminate.  Unless previously terminated, the Commitments shall automatically terminate on Termination Date.

(b)         Application of Commitment Reductions.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Commitments, the L/C Sublimit or the Swingline Commitment pursuant to this Section.  Upon any reduction of Total Available Commitments, the Commitment of each Lender shall be reduced by such Lender’s ratable share of the amount of such reduction.

2.7         Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent, substantially in the form of and containing the information prescribed by Exhibit I-4, (a “Prepayment Notice”) (i) no later than 11:00 A.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans, (ii) no later than 11:00 A.M., New York City time, one Business Day prior thereto in the case of Base Rate Loans (other than Swingline Loans) and (iii) no later than 12:00 noon, New York City time, on the date of prepayment in the case of Swingline Loans, which Prepayment Notice shall specify the date and amount of such prepayment and whether such prepayment is of Eurodollar Loans, Base Rate Loans or Swingline Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17.  Upon receipt of any such Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such Prepayment Notice is given, the amount specified in such Prepayment Notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Loans (other than Swingline Loans) shall be in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $50,000 in excess thereof.

2.8         Mandatory Prepayments and Reduction of Commitments.  (a)  Unless the Required Lenders shall otherwise agree, if any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness permitted to be incurred under Section 7.2), then on the date of such incurrence, the Commitments shall be reduced, by an amount equal to the lesser of (i) the amount of any Outstanding Loans or (ii) the amount of the Net Cash Proceeds of such incurrence, and such Net Cash Proceeds shall be applied, first, to the payment of any Unreimbursed Amounts, second, to the payment of any L/C Borrowings, third, to the payment of any outstanding Swingline Loans, fourth, to the payment of any Base Rate Loans, fifth, to the payment of any Eurodollar Loans, and then to Cash Collateralize the undrawn amount of outstanding Letters of Credit.  The provisions of this Section 2.8(a) do not constitute a consent to the incurrence of any Indebtedness by the Borrower or any of its Subsidiaries.

(b)         Unless the Required Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof on or prior to the date of such Asset Sale or Recovery Event, on the date of receipt by the Borrower or such Subsidiary of such Net Cash Proceeds, the Loans shall be prepaid, by an amount equal to the lesser of (i) the amount of any Outstanding Loans or (ii) the amount of such Net Cash Proceeds; provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date the Loans shall be prepaid, by an amount equal to lesser of (i) the amount of any Outstanding Loans or (ii) the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event.  The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5. For the avoidance of doubt, the prepayments required pursuant to this paragraph (b) shall not result in the reduction or termination of the Commitments.

2.9         Conversion and Continuation Options.  (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election, substantially in the form of and containing the information prescribed by Exhibit I-3, (a “Conversion Notice”) no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent a Conversion Notice no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which Conversion Notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the Termination Date.  Upon receipt of any such Conversion Notice the Administrative Agent shall promptly notify each Lender thereof.

(b)         The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, substantially in the form of and containing the information prescribed by Exhibit I-3, (a “Continuation Notice”), in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the Termination Date, and provided, further, that if the Borrower shall fail to give any required Continuation Notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period.  Upon receipt of any such Continuation Notice the Administrative Agent shall promptly notify each Lender thereof.

2.10       Minimum Amounts and Maximum Number of Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.11       Interest Rates and Payment Dates.  (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

(b)         Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)          (i) During the occurrence and continuance of an Event of Default described in Section 8, all outstanding Loans or Reimbursement Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) without duplication of the preceding clause (i), if all or a portion of any interest payable on any Loan or Reimbursement Obligations or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2% in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).  Any rate per annum determined in accordance with this paragraph (c) shall be referred to as the “Default Rate”.

(d)         Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.12       Computation of Interest and Fees.  (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)         Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a) or (b).

2.13       Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)          the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)         the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.14       Pro Rata Treatment and Payments.  (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee, and any reduction in the Commitments of the Lenders shall be made pro rata according to the Lenders’ respective Revolving Credit Percentage.  Each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b)         Each payment (including each prepayment) by the Borrower on account of principal of the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.  Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

(c)          The application of any payment of Loans (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.  Each payment of the Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.  Subject to Section 8, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowing, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and/or unreimbursed L/C Borrowings, as applicable, then due to such parties.

(d)         All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds.  Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next succeeding Business Day.  If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall accrue at the then applicable rate during such extension.

(e)          Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(f)          Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective prorata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing contained in this Section shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g)         Upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lender or Lenders entitled thereto, in like funds as received by the Administrative Agent.

(h)         If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3(c), 2.14(e), 2.14(j), 3.3 or 9.6, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the applicable Issuing Lender, as applicable, to satisfy such Lender’s obligations to the Administrative Agent, such Swingline Lender and such Issuing Lender until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as Cash Collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(i)           The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.6 are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participations or to make its payment under Section 9.6.

(j)           If any Lender shall obtain on account of the principal of or interest on any of its Loans or its participations in Letters of Credit or Swingline Loans any payment (whether voluntary, involuntary or through the exercise of any right of setoff or otherwise) in excess of its ratable share thereof (or other share contemplated hereunder), then the Lender shall (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in such Loans made by them and/or subparticipations in such participations in Letters of Credit or Swingline Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, ratably with each of such other Lenders; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) any payment obtained by a Lender as consideration for any assignment or participation pursuant to Section 10.6 or (z) the application of Cash Collateral provided for in Section 2.22.  The Borrower consents to the foregoing and agrees that any Lender acquiring a participation pursuant to this Section may, to the fullest extent permitted by applicable Requirement of Law, exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive absent manifest error) of participations purchased under this Section and will in each case notify the applicable Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.15       Requirements of Law.  (a) If the adoption of or any change in any Requirement of Law (other than Organizational Documents) or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i)           shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.16, Excluded Taxes and changes in the rate of tax on the overall net income of such Lender);

(ii)          shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)         shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in any Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)         If any Lender shall have determined that the adoption of or any change in any Requirement of Law (other than Organizational Documents) regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided, further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c)          Notwithstanding anything herein to the contrary, for the purposes of this Section 2.15, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirements of Law, regardless of the date enacted, adopted, issued or implemented.

(d)         A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16       Taxes.  (a) All payments made by or on behalf of any Loan Party under this Agreement or any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”), excluding Excluded Taxes; provided that if any Taxes are required to be withheld or deducted from any amounts payable to the Administrative Agent or any Lender hereunder, as determined in the good faith discretion of an applicable withholding agent, then the applicable withholding agent shall make such withholding or deduction and timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law, and if such Taxes are Non-Excluded Taxes or Other Taxes, then the amounts so payable by the applicable Loan Party shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) an amount equal to the sum it would have received had no such withholdings or deductions been made.

(b)          In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          Whenever any Taxes are payable by any Loan Party, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt showing payment thereof.  If (i) the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate Governmental Authority, (ii) the Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence, or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent and the Lenders promptly (but in any event within ten days after demand therefor) for such Taxes and any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)

(i)           Each Lender (or Transferee) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax.  Each Lender (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (each such Lender, a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) (a) two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI, or Form W-8IMY (together with any applicable underlying Internal Revenue Service’s forms or other applicable attachments), or any subsequent versions thereof or successors thereto, or (b) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit G and the applicable Form W-8, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, (ii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made or (iii) any other U.S. forms or supplemental information as reasonably needed or reasonably requested by the Borrower or the Administrative Agent.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent.  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose)

(ii)          If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this Section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section that such Non-U.S. Lender is not legally able to deliver.

(e)          A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)          Each Lender shall severally indemnify the Administrative Agent, promptly (but in any event within ten days) after demand therefor, for any Taxes that are attributable to such Lender and that are payable or paid by the Administrative Agent (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such amounts) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).  The agreements in this paragraph (f) shall survive the resignation and/or replacement of the Administrative Agent.

(g)         If the Administrative Agent or Lender determines in its reasonable discretion that it received any refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower.

2.17       Indemnity.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly (but in any event within ten days) after such demand indemnify and compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment, payment, continuation of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, payment, continuation, or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto, including, in each case, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Such indemnification may include, but is not limited to, an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment, payment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.  Without limiting the foregoing, in connection with each request for compensation by any Lender, the Borrower shall also pay such Lender with respect to each affected Eurodollar Loan customary administrative fees requested by such Lender in an amount not to exceed $250 per such Eurodollar Loan.

2.18       Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law (other than Organizational Documents) or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.17.

2.19       Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15, 2.16(a) or 2.18 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.15, 2.16(a) or 2.18.

2.20       Replacement of Lenders under Certain Circumstances.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.15 or 2.16 or gives a notice of illegality pursuant to Section 2.18, (b) becomes a Defaulting Lender or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained) with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15 or 2.16 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.18, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.17 (as though Section 2.17 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the replaced Lender shall not be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.16, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (ix) if applicable, the replacement Lender consents to such proposed amendment, supplement, modification, consent or waiver of the Loan Documents and (x) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.  In connection with any such assignment resulting from a Lender becoming a Defaulting Lender or a Non-Consenting Lender, if any such Defaulting Lender or Non-Consenting Lender (i) does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption pursuant to Section 10.6(c) reflecting such assignment within five Business Days of the date on which the applicable assignee executes and delivers such Assignment and Assumption to such Defaulting Lender or Non-Consenting Lender or (ii) delivers to the Administrative Agent a written objection to such assignment within five Business Days of the date on which the applicable assignee executes and delivers such Assignment and Assumption to such Defaulting Lender or Non-Consenting Lender, then such Defaulting Lender or Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Defaulting Lender or Non-Consenting Lender, whereupon such assignment shall become effective upon payment to such Lender of all amounts owing to such Lender (which amounts shall be calculated by the Administrative Agent and shall be conclusive absent manifest error) and compliance with the other applicable requirements pursuant to Section 10.6(c).

2.21       Defaulting Lenders.

(a)          Defaulting Lender Adjustments.  Notwithstanding anything herein to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirement of Law:

(i)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 unless otherwise agreed by the Borrower and the Administrative Agent.

(ii)          Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the applicable Issuing Lender(s) or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22; sixth, to the payment of any amounts owing to the Lenders, the applicable Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the applicable Issuing Lenders or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and, eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the L/C Borrowings owed to, all the Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause (ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Commitment and L/C Fees.  No Defaulting Lender (x) shall be entitled to receive any commitment fees payable under Section 2.5(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall be limited in its right to receive L/C Fees as provided in Section 2.5(c).

(iv)        Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of the aggregate Outstanding Amount of the Loans of any Non-Defaulting Lender, plus such Lender’s Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Revolving Credit Percentage of the Outstanding Amount of all Swingline Loans at such time to exceed such Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)         Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the Facility (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)          New Swingline Loans and Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend or amend any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.22       Cash Collateral.

(a)          Obligation to Cash Collateralize.  Upon the request of the Administrative Agent or the applicable Issuing Lender (i) if the applicable Issuing Lender has honored any full or partial drawing under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, or as otherwise required pursuant to Section 8, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount not less than the Minimum Collateral Amount.  At any time that there shall exist a Defaulting Lender, immediately upon the written request of the Administrative Agent or any applicable Issuing Lender or Swingline Lender (in each case, with a copy to the Administrative Agent), the Borrower shall Cash Collateralize all Fronting Exposure of such Issuing Lender or Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.21 and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)         Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent.  The Borrower and, to the extent provided by any Lender, such Lender, hereby grants to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the applicable Issuing Lenders and the applicable Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such Cash Collateral, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and all proceeds of the foregoing, as security for the obligations to which such Cash Collateral may be applied pursuant to paragraph (c) of this Section.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount or, if applicable, the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)          Application.  Notwithstanding anything herein to the contrary, Cash Collateral provided under this Section or Section 2.21 or 8 or otherwise in respect of Letters of Credit or Swingline Loans shall be applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligations) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)          Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.6), or (ii) the determination by the Administrative Agent that there exists excess Cash Collateral; provided that (A) Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default under Section 8(a) or (f) or an Event of Default (and following application as provided in this Section may be otherwise applied in accordance with Section 8) and (B) the Person providing Cash Collateral and the applicable Issuing Lender(s) or the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations hereunder.

SECTION 3.  LETTERS OF CREDIT

3.1         L/C Commitment.  (a)  Subject to the terms and conditions set forth herein, (A) each Issuing Lender agrees, in reliance upon the agreements of the Lenders set forth in this Section, (1) from time to time on any Business Day during the Commitment Period, to issue Letters of Credit for the account of the Borrower and to amend, renew or extend Letters of Credit previously issued by it, in accordance with paragraph (b) of this Section, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in such Letters of Credit and any drawings thereunder; provided that no Issuing Lender shall be obligated to make any L/C Credit Extension, and no Lender shall be obligated to participate in any Letter of Credit, if, as of the date of such L/C Credit Extension, (w) the Total Extensions of Credit would exceed the Total Commitments, (x) such Lender’s Revolving Credit Percentage of the Total Extensions of Credit would exceed such Lender’s Commitment, (y) the Outstanding Amount of all L/C Obligations would exceed the L/C Sublimit or (z) the Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment.  Letters of Credit shall constitute a commensurate utilization of the Commitments.

(b)          No Issuing Lender shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such Issuing Lender, such Letter of Credit is in an initial stated amount less than $10,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; and

(F) any Lender is at such time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including reallocation of such Lender’s Revolving Credit Percentage of the outstanding L/C Obligations pursuant to Section 2.21 or the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion), the Borrower or such Issuing Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.21) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(c)          No Issuing Lender shall be under any obligation to amend or extend any Letter of Credit if (A) such Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(d)         Each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date twelve months after the date of issuance of such Letter of Credit (or, in the case of any Auto-Renewal Letter of Credit, twelve months after the then current expiration date of such Letter of Credit) and (B) the L/C Expiration Date.

3.2           Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.  (a)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Lender (with a copy to the Administrative Agent) in the form of an L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such L/C Application must be received by the applicable Issuing Lender and the Administrative Agent not later than 1:00 p.m. (New York City time) at least five Business Days (or such shorter period as such Issuing Lender and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Lender:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable Issuing Lender may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Lender:  (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment.  Additionally, the Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any L/C Documents, as such Issuing Lender or the Administrative Agent may reasonably require.

(b)           Promptly after receipt of any L/C Application, the applicable Issuing Lender will confirm with the Administrative Agent that the Administrative Agent has received a copy of such L/C Application from the Borrower and, if not, such Issuing Lender will provide the Administrative Agent with a copy thereof.  Upon receipt by such Issuing Lender of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a participation in such Letter of Credit in an amount equal to such Lender’s Revolving Credit Percentage of the amount of such Letter of Credit.

(c)           If the Borrower so requests in any applicable L/C Application, the applicable Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit shall permit such Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the Borrower and the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable Issuing Lender, the Borrower shall not be required to make a specific request to such Issuing Lender for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the renewal of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that such Issuing Lender shall not (x) permit any such renewal if (A) such Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of paragraph (b) or (c) of Section 3.1 or otherwise) or (B) it has received notice (which may be in writing or by telephone (if immediately confirmed in writing)) on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (y) be obligated to permit such renewal if it has received notice (which may be in writing or by telephone (if immediately confirmed in writing)) on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.2 is not then satisfied or waived in accordance with the terms of this Agreement, and in each such case directing such Issuing Lender not to permit such renewal.

(d)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

3.3           Drawings and Reimbursement; Funding of Participations.

(a)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall notify the Borrower and the Administrative Agent thereof, and such Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit.  If such Issuing Lender notifies the Borrower of any payment by such Issuing Lender under a Letter of Credit prior to 11:00 a.m. (New York City time) on the date of such payment, the Borrower shall reimburse such Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing; provided that if such notice is not provided to the Borrower prior to 11:00 a.m. (New York City time) on such payment date, then the Borrower shall reimburse such Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the next succeeding Business Day, and such extension of time shall be reflected in computing fees in respect of such Letter of Credit.  If the Borrower fails to so reimburse such Issuing Lender by such time, the Administrative Agent shall promptly notify each Lender of such payment date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and the amount of such Lender’s Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested Base Rate Loans to be disbursed on such payment date in an amount equal to such Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the Total Available Commitments and the conditions set forth in Section 5.2 (other than delivery of a Borrowing Request).  Any notice given by an Issuing Lender or the Administrative Agent pursuant to this paragraph (a) may be given by telephone if immediately confirmed in writing; provided that the lack of such confirmation shall not affect the conclusiveness or binding effect of such notice.

(b)           Each Lender (including each Lender acting as an Issuing Lender) shall upon any notice pursuant to paragraph (a) of this Section make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Lender at the Administrative Agent’s Office in an amount equal to its Revolving Credit Percentage of the relevant Unreimbursed Amount not later than 3:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of paragraph (c) of this Section, each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable Issuing Lender in accordance with the instructions provided to the Administrative Agent by such Issuing Lender (which instructions may include standing payment instructions, which may be updated from time to time by such Issuing Lender, provided that, unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent).

(c)           With respect to any Unreimbursed Amount that is not fully refinanced by Base Rate Loans because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Base Rate Loans under the Facility.  In such event, each Lender’s payment to the Administrative Agent for the account of the applicable Issuing Lender pursuant to paragraph (c) of this Section shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section.

(d)           Until each Lender funds its Loan or L/C Advance to reimburse the applicable Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Credit Percentage of such amount shall be solely for the account of such Issuing Lender.

(e)           Each Lender’s obligations to make Loans or L/C Advances to reimburse the applicable Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this paragraph (e), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Loans pursuant to this paragraph (e) is subject to the conditions set forth in Section 5.2.  No such funding of a participation in any Letter of Credit shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Lender for the amount of any payment made by such Issuing Lender under such Letter of Credit, together with interest as provided herein.

(f)           If any Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section by the time specified in paragraph (b), then, without limiting the other provisions of this Agreement, such Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by such Issuing Lender in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Loan or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this paragraph (f) shall be conclusive absent manifest error.

3.4           Repayment of Participations.

(a)           If, at any time after an Issuing Lender has made payment in respect of any drawing under any Letter of Credit issued by it and has received from any Lender its L/C Advance in respect of such payment in accordance with Section 3.3, if the Administrative Agent receives for the account of such Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in like funds as received by the Administrative Agent.

(b)           If any payment received by the Administrative Agent for the account of an Issuing Lender pursuant to Section 3.3(a) is required to be returned under any of the circumstances described in Section 10.7 (including pursuant to any settlement entered into by such Issuing Lender in its discretion), each Lender shall pay to the Administrative Agent for the account of such Issuing Lender its Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders under this paragraph (b) shall survive the payment in full of the Obligations and the termination of this Agreement.

3.5           Obligations Absolute.  The obligation of the Borrower to reimburse the applicable Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a)           any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

(b)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c)           any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d)           any payment by the applicable Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not comply strictly with the terms of such Letter of Credit; or any payment made by the applicable Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(e)           any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(f)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuing Lender.  The Borrower shall be conclusively deemed to have waived any such claim against any Issuing Lender and its correspondents unless such notice is given as aforesaid.

3.6           Role of Issuing Lender.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document.  None of the applicable Issuing Lender, any Agent-Related Person nor any of the respective correspondents, participants or assignees of such Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the requisite Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Application.  The Borrower hereby assumes all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the applicable Issuing Lender, any Agent-Related Person nor any of the respective correspondents, participants or assignees of such Issuing Lender shall be liable or responsible for any of the matters described in Section 3.5; provided that, notwithstanding anything in such clauses to the contrary, the Borrower may have a claim against such Issuing Lender, and such Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final nonappealable judgment were caused by such Issuing Lender’s gross negligence or willful misconduct or such Issuing Lender’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the applicable Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.7           Applicability of ISP98.  Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

3.8           Conflict with L/C Application.  In the event of any conflict between the terms of this Agreement and the terms of any L/C Application, the terms hereof shall control.

3.9           Reporting.  Not later than the third Business Day following the last day of each week (or at such other intervals as the Administrative Agent and the applicable Issuing Lender shall agree), each Issuing Lender shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such week, and showing the aggregate amount (if any) payable by the Borrower to such Issuing Lender during such week.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1           Financial Condition.  (a)  [Reserved].

(b)           The audited consolidated balance sheets of the Borrower as at December 31, 2008, December 31, 2009 and December 31, 2010, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from BDO USA, LLP, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheets of the Borrower as at June 30, 2011 and September 30, 2011, and the related unaudited consolidated statements of income and cash flows for the respective three-month period ended on such dates, copies of which have heretofore been furnished to each Lender, each present fairly the consolidated financial condition of Borrower as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.  During the period from December 31, 2010 to and including the date hereof there has been no Disposition by the Borrower of any material part of its business or Property.

4.2           No Change.  Since December 31, 2010 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3           Corporate Existence; Compliance with Law.  Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or limited liability company power and authority, as applicable, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation, limited liability company or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4           Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate or limited liability company power and authority, as applicable, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, and in the case of the Borrower, to borrow hereunder.  Each Loan Party has taken all necessary corporate or limited liability company action, as applicable, to authorize the execution, delivery and performance of the Loan Documents to which it is a party, and in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the consummation of the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19(a).  Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5           No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6           No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect (as determined in good faith by the Borrower).

4.7           No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8           Ownership of Property; Liens.  The Borrower and each of its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3.

4.9           Intellectual Property.  Each of the Borrower’s Subsidiaries owns all material proprietary Intellectual Property used in its business, and owns or has the right to use all other Intellectual Property necessary for the conduct of its business as currently conducted, in each case free and clear of all Liens, except as permitted by Section 7.3.  Each of the Borrower’s Subsidiaries’ Trademarks (as defined in the Guarantee and Collateral Agreement) and all other material Intellectual Property of the Borrower’s Subsidiaries are valid and enforceable, not abandoned and unexpired.  No claim has been threatened in writing or has been asserted and is pending, and no judgment regarding the same has been rendered by a Governmental Authority of competent jurisdiction challenging or questioning the use of such Intellectual Property or the validity or effectiveness of such Intellectual Property, nor does the Borrower or its Subsidiaries know of any valid basis for any such claim.  No Subsidiary is alleged in writing to be, in breach or default under any material Intellectual Property license or other material agreement concerning Intellectual Property.  The Borrower is not bound by or otherwise obligated under any material Intellectual Property license or other material agreement concerning Intellectual Property.  The Borrower and its Subsidiaries represent that the transactions contemplated by this Agreement shall not impair the Intellectual Property rights of any of the Borrower’s Subsidiaries. The Borrower and its Subsidiaries take reasonable steps to protect and maintain all material Trademarks and other material Intellectual Property of the Borrower’s Subsidiaries, including executing all appropriate confidentiality agreements and filing for appropriate registrations.  The use of Intellectual Property by the Borrower’s Subsidiaries and the conduct of the business of such Subsidiaries does not impair, conflict with or infringe on the rights of any Person in any material respect.

4.10         Taxes.  The Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11         Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulation U.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12         Labor Matters.  There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

4.13         ERISA.  Each Single Employer Plan which is intended to be qualified under Section 401(a) of the Code, and each related trust agreement or other funding instrument which is intended to be tax exempt under Section 501(a) of the Code, has received a determination of such qualification and/or tax-exemption or the Internal Revenue Service has issued an opinion or advisory letter with respect to the document utilized for each such Single Employer Plan, and to the best knowledge of Borrower or applicable Commonly Controlled Entity, nothing has occurred that would negatively affect such determination or letter.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by more than 10%.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Single Employer Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Single Employer Plans or Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No Multiemployer Plan has been terminated or is in Reorganization or Insolvent and neither the Borrower nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is in “endangered” or “critical” condition (within the meaning of Section 432 of the Code or Section 305 of ERISA).

4.14         Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15         Subsidiaries.  (a)  The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower at the Closing Date.  Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party.

(b)           There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Capital Stock of the Borrower or any Subsidiary (other than any Earn-Out Consideration obligations payable in Capital Stock of the Borrower).

4.16         Use of Proceeds.  The proceeds of the Loans shall be used to finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries; provided, however, that not more than $75,000,000 from the proceeds of Loans shall be used to finance Restricted Payments permitted under 7.6(c) during the term of this Agreement.

4.17         Environmental Matters.  Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           The Borrower and its Subsidiaries:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that:  each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b)           Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

(c)           There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

(d)           Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e)           Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f)            Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

4.18         Accuracy of Information, etc.  To the best knowledge of the Loan Parties, no statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party in writing for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19         Security Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a) (which financing statements have been duly completed and delivered to the Administrative Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed, the Administrative Agent’s Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement),  will be perfected to the extent a security interest in such Collateral can be perfected by the filing of a financing statement in such offices, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

(b)           As of the Closing Date, neither the Borrower nor any of its Subsidiaries owns any real property.

4.20           Solvency.  The Loan Parties, on a consolidated basis, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

4.21           [Reserved].

4.22           PATRIOT Act.  To the extent applicable, the Borrower and each of its Subsidiaries is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the United States PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.23           Foreign Asset Control Laws.  Neither the Borrower nor any Subsidiary is a Person named on a list published by OFAC or is a Person with whom dealings are prohibited under any OFAC Regulations.

SECTION 5.  CONDITIONS PRECEDENT

5.1           Conditions to the Initial Extension of Credit.  The agreement of each Lender to make available an Extension of Credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such Extension of Credit on the Closing Date, of the following conditions precedent:

(a)           Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Borrower and (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor.

(b)           Financial Statements.  The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the 2008, 2009 and 2010 fiscal years, (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are publicly available and (iii) a calculation of gross sales and EBITDA for each brand that is held by a Restricted Subsidiary for the twelve-month period ended September 30, 2011.

(c)           Approvals.  All governmental and third party approvals necessary in connection with the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect.

(d)           [Reserved].

(e)           Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all reasonable expenses for which invoices have been presented reasonably in advance of the Closing Date (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date.

(f)            Business Plan.  The Lenders shall have received a satisfactory business plan for fiscal years 2012 - 2013 and a satisfactory written analysis of the business and prospects of the Borrower and its Subsidiaries for the period from the Closing Date through the Termination Date.

(g)           Solvency Certificate.  The Lenders shall have received a reasonably satisfactory solvency certificate from the chief financial officer of the Borrower which shall document the solvency of the Borrower and its Subsidiaries considered as a whole after giving effect to the transactions contemplated hereby.

(h)           Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in the “location” (as defined in the Uniform Commercial Code (“UCC”)) of the Borrower and each Subsidiary and each such search shall reveal no liens on any of such assets, except for (i) Liens permitted by Section 7.3 and (ii) Liens to be discharged substantially concurrently with the initial borrowing by the Borrower under this Agreement pursuant to documentation reasonably satisfactory to the Administrative Agent.

(i)            Closing Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date substantially in the form of Exhibit C, with appropriate insertions and attachments.

(j)            Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)           the legal opinion of Blank Rome LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E-1; and

(ii)          the legal opinion of Andrew Tarshis, general counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit E-2.

Each such legal opinion referred to in clauses (i) and (ii) shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and shall be addressed to the Administrative Agent and the Lenders.

(k)           Pledged Stock; Stock Powers.  The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(l)            Filings, Registrations and Recordings.  Each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(m)           Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5 of this Agreement.

(n)           PATRIOT Act.  The Lenders shall have received, not less than ten Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act.

5.2           Conditions to Each Extension of Credit.  The agreement of each Lender to make any Extension of Credit (including the initial Extension of Credit) requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except where such representation and warranty speaks of a specific date in which case such representation and warranty shall be true and correct as of such date).

(b)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit requested to be made on such date.

Each borrowing by, and each issuance of a Letter of Credit on behalf of, the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.  AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1           Financial Statements.  Furnish to the Administrative Agent (who will furnish to each Lender):

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by BDO USA, LLP or other independent certified public accountants of nationally recognized standing; and

(b)           as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2           Certificates; Other Information.  Furnish to the Administrative Agent (who will furnish to each Lender), or, in the case of clause (g), to the relevant Lender:

(a)           concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a Compliance Certificate of a Responsible Officer (x) stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (y) containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be and (z) to the extent not previously disclosed to the Administrative Agent, containing a listing of any registered or applied for Intellectual Property acquired by the Borrower or any Subsidiary Guarantor since the date of the most recent list delivered pursuant to this clause (i) (or, in the case of the first such list so delivered, since the Closing Date); (ii) a calculation of year-to-date gross revenue and EBITDA for each brand that is held by a Restricted Subsidiary for the applicable period covered by such financial statements, along with a comparison of each to the comparable year-to-date period for the prior year, to the extent applicable; and (iii) a schedule certified by a Responsible Officer setting forth the aggregate amount of (x) all Unrestricted Cash, (y) all Restricted Subsidiary Cash and (z) all Unrestricted Subsidiary Cash, in each case showing in reasonable detail how such amounts are calculated;

(b)           as soon as available, and in any event no later than 75 days after the end of each fiscal year of the Borrower, a reasonably detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower as of the end of the following fiscal year, and projected consolidated income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year, and the Subsidiaries’ Financial Information (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(c)           within five days after the same are sent, copies of all reports filed on Form 8-K that the Borrower may make to, or file with, the SEC;

(d)           promptly following receipt thereof, copies of (A) any documents described in  Section 101(j) of ERISA issued with respect to any Single Employer Plan and (B) any documents described in Section 101(k) or 101(l) of ERISA that the Borrower or any Commonly Controlled Entity may request with respect to any Multiemployer Plan; provided, that if the Borrower or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrower and/or the Commonly Controlled Entities shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(e)           concurrently with the delivery of any financial statements pursuant to Section 6.1(a), an annual brand budget, prepared consistent with past practices; and

(f)           promptly, such additional financial and other information as any Lender may from time to time reasonably request.

The Borrower hereby acknowledges that the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”).

6.3           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

6.4           Conduct of Business and Maintenance of Existence; Compliance.  (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5           Maintenance of Property; Insurance.  (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, which insurance shall name the Administrative Agent as additional insured or lenders loss payee, as agent for the Lenders, as appropriate, and shall provide that the insurance companies will give the Administrative Agent at least 30 days prior written notice before any such policy or policies of insurance shall be altered or canceled.

6.6           Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent and any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable prior written notice, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries; provided, that all such visits and inspections by all such representatives, shall not occur more than once in any twelve-month period.

6.7           Notices.  Promptly after receipt of actual knowledge thereof give notice to the Administrative Agent (who will furnish to each Lender) of:

(a)           the occurrence of any Default or Event of Default;

(b)           any (i) event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding affecting the Borrower or any of its Subsidiaries (i) in which the amount involved is $2,500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d)           the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e)           any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8           Environmental Laws.  (a) Comply in all material respects with, and endeavor to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and endeavor to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9           [Reserved].

6.10         Additional Collateral, etc.  (a) With respect to any Property acquired after the Closing Date by the Borrower or any Subsidiary (other than (x) any real property or any Property described in paragraph (c) of this Section, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) and (z) Property acquired by an Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law.

(b)           With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by the Borrower or any Subsidiary (other than any such real property owned by an Excluded Foreign Subsidiary or subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)           With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)           With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any Excluded Foreign Subsidiaries), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries (other than any Excluded Foreign Subsidiaries), (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.11         Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 7.  NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1           Financial Covenants.  (a)  Total Leverage Ratio.  Permit the Total Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 3.75:1.00.

(b)           Minimum Consolidated Specified Brand Asset EBITDA.  Permit Consolidated Specified Brand Asset EBITDA as at the last day of any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) to be less than $125,000,000.

7.2           Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party pursuant to any Loan Document;

(b)           Indebtedness of the Borrower or any Subsidiary to the Borrower or any Subsidiary Guarantor;

(c)           Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding;

(d)           Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(d);

(e)           Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Subsidiary Guarantor, including any indemnification obligations incurred by such Subsidiary Guarantor with respect to any license agreement entered into in the ordinary course of business;

(f)            Guarantee Obligations of obligations of Unrestricted Subsidiaries and joint ventures and similar investments in which the Borrower or its Subsidiaries has an ownership interest not to exceed (i) $35,000,000, plus, if the Minimum Liquidity Amount after giving pro forma effect to such Guarantee Obligation is greater than $100,000,000, additional Guarantee Obligations of the type described above and (ii) in the case of any such Guarantee Obligations which are recourse solely to the Capital Stock of such Unrestricted Subsidiary or joint venture interest pledged in connection therewith, the value of such Capital Stock; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of such Investment or shall result therefrom and (ii) the Borrower is in pro forma compliance with Section 7.1 before and after giving effect to such Investment;

(g)           unsecured Indebtedness of the Borrower (such Indebtedness and/or guarantees incurred under this clause (g) being collectively referred to as the “Permitted Additional Indebtedness”); provided that (i) no scheduled principal payments, prepayments, redemptions or sinking fund or like payments of any Permitted Additional Indebtedness shall be required prior to the date at least 91 days after the Termination Date) (unless such Indebtedness constitutes a Permitted Convertible Notes Offering, in which case the maturity can be five years, provided that the Loans shall become due and payable six months prior to the maturity date of such Permitted Convertible Notes Offering (other than the Existing 2012 Notes)), (ii) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom and (iii) after giving effect to the incurrence of such Permitted Additional Indebtedness, the Borrower shall be in proforma compliance with Section 7.1(a);

(h)           obligations of the Borrower or any of its Subsidiaries for any Earn-Out Consideration payable in cash in an aggregate amount not to exceed the greater of $25,000,000 or 50% of the initial purchase price of the relevant Permitted Acquisition Transaction;

(i)            Indebtedness of any Person (A) that becomes a Subsidiary or merges with or into a Subsidiary or the Borrower after the Closing Date or (B) all or substantially all the assets of which are acquired by the Borrower or any Subsidiary pursuant to a transaction in which Indebtedness is assumed by the Borrower or any Subsidiary, in each case after the Closing Date, provided that such Indebtedness exists at the time such Person becomes a Subsidiary or merges with or into a Subsidiary or the Borrower or at the time of such asset acquisition, and is not created in contemplation of or in connection with such Person becoming a Subsidiary or merging with or into a Subsidiary or the Borrower or at the time of such asset acquisition, provided that the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $20,000,000 at any time outstanding unless at the time of such incurrence, the Borrower is in pro forma compliance with Section 7.1 before and after giving effect to such incurrence;

(j)           Indebtedness which serves to refinance, refund, renew or extend (collectively, “refinance”) any Indebtedness incurred as permitted under clauses (c), (d), (g), (i), (k) and (l) of this Section 7.2 (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness refinanced (plus any accrued but unpaid interest, fees and redemption premiums payable by the terms of such Indebtedness thereon); (ii) such Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being refinanced; (iii) if the Indebtedness being refinanced is subordinated in right of payment to the Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being refinanced; (iv) such Refinancing Indebtedness shall not be incurred by a Person who is not the obligor on the Indebtedness being refinanced; (v) at the time thereof, no Default or Event of Default shall have occurred and be continuing or would result from the incurrence of such Refinancing Indebtedness; and (vi) to the extent the Refinancing Indebtedness refinances Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations;

(k)           Indebtedness of Foreign Subsidiaries in an aggregate principal amount not exceeding $20,000,000 at any time outstanding;

(l)            additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $25,000,000 at any one time outstanding; and

(m)          Indebtedness incurred in connection with Hedge Agreements permitted by Section 7.16.

7.3           Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)           Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(c)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)            Liens in existence on the Closing Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)           Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 270 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h)           Liens created pursuant to the Security Documents;

(i)            any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j)            Liens on the Capital Stock of any Unrestricted Subsidiary or joint venture entity in which the Borrower or its Subsidiaries has an ownership interest to secure the Guarantee Obligations of the Borrower with respect to such Unrestricted Subsidiary or joint venture entity permitted by Section 7.2(f);

(k)           Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $25,000,000 at any one time;

(l)            Liens securing Indebtedness permitted by Section 7.2(i);

(m)          Liens on Unrestricted Subsidiary Cash;

(n)           the interests of licensees under license agreements entered into in the ordinary course of business;

(o)           (i) Liens granted by the Borrower to Unrestricted Subsidiaries directly related to the assignment or sale of leases or licenses in connection with Permitted Unrestricted Subsidiary Acquisitions and (ii) Liens granted by the Borrower to Restricted Subsidiaries directly related to the assignment or sale of leases or licenses in connection with Permitted Acquisitions and Permitted Foreign Subsidiary Acquisitions; and

(p)           Security interests on record at the U.S. Patent and Trademark Office and at the U.S. Copyright Office that are not securing any Indebtedness of the Borrower or of any Subsidiary.

7.4           Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)           any Subsidiary of the Borrower may be merged or consolidated with or into any Wholly Owned Subsidiary Guarantor (provided that (i) the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Wholly Owned Subsidiary Guarantor and the Borrower shall comply with Section 6.10 in connection therewith); and

(b)           the Borrower or any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Wholly Owned Subsidiary Guarantor.

7.5           Limitation on Disposition of Property.  Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)           the Disposition of obsolete or worn out Property in the ordinary course of business;

(b)           the sale of inventory in the ordinary course of business;

(c)           the Disposition of cash for payment of any Earn-Out Consideration obligations permitted by Section 7.2(h) to the extent related to Permitted Acquisitions and Permitted Foreign Subsidiary Acquisitions;

(d)           Dispositions permitted by Section 7.4(b);

(e)           the Disposition of any or all of the assets of the Borrower to any Wholly Owned Subsidiary Guarantor;

(f)            the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(g)           the Disposition of the Capital Stock of any Unrestricted Subsidiary or its assets;

(h)           the Disposition of the rights, priorities and privileges relating to Patents and Patent Licenses, and all registrations and applications related to any of the foregoing, in each case that are owned by Sharper Image Holdings LLC as of the Closing Date;

(i)            [Reserved];

(j)            the Disposition of other assets having a fair market value not to exceed 1.0% of the Consolidated Total Assets in the aggregate for any of the Borrower’s fiscal years;

(k)           any Recovery Event, provided, that the requirements of Section 2.8(b) are complied with in connection therewith;

(l)            Investments permitted by Section 7.8; and

(m)          licenses of Intellectual Property in the ordinary course of business.

7.6           Limitation on Restricted Payments.  Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock or make any payments in connection with the exercise, settlement or termination of such derivatives or other transactions (including such transactions previously entered into in connection with any Permitted Convertible Notes Offering) (collectively, “Restricted Payments”), except that:

(a)           any Subsidiary may make Restricted Payments to any Wholly Owned Subsidiary Guarantor or the Borrower;

(b)           the Borrower may make Restricted Payments with Unrestricted Subsidiary Cash;

(c)           the Borrower may make Restricted Payments in an aggregate amount not to exceed $75,000,000 plus, if the Minimum Liquidity Amount after giving pro forma effect to such Restricted Payment is greater than $50,000,000, any Available Amount, plus, if the Minimum Liquidity Amount after giving pro forma effect to such Restricted Payment is greater than $100,000,000, other Restricted Payments not otherwise permitted by this Section 7.6;

(d)           the Borrower may purchase the Borrower’s common stock or common stock options from present or former officers or employees of the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this paragraph subsequent to the Closing Date (net of any proceeds received by the Borrower subsequent to the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000;

(e)           the Borrower may make any Restricted Payments in connection with hedge and warrant option transactions and capped call option transactions that have been entered into in connection with a Permitted Convertible Notes Offering; and

(f)            the Borrower may make any cash payments in connection with any conversion of the Existing 2012 Notes.

7.7           Limitation on Capital Expenditures.  Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $10,000,000 per fiscal year; provided, that (x) up to $5,000,000 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (y) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to clause (x) above and second, in respect of amounts permitted for such fiscal year as provided above; provided further, (x) if the Minimum Liquidity Amount after giving pro forma effect to such Capital Expenditure is greater than $100,000,000, the Borrower and its Subsidiaries may make or commit to make other Capital Expenditures not otherwise permitted by this Section 7.7 and (y) the Borrower and its Subsidiaries may make or commit to make any Capital Expenditures with Unrestricted Subsidiary Cash.

7.8           Limitation on Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           Investments in Cash Equivalents;

(c)           Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b) and (e);

(d)           loans and advances to employees of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and Subsidiaries of the Borrower not to exceed $1,000,000 at any one time outstanding;

(e)           Investments in assets useful in the Borrower’s business made by any Wholly Owned Subsidiary Guarantor with the proceeds of any Reinvestment Deferred Amount;

(f)            Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.2(b) and (e)) by the Borrower or any of its Subsidiaries in any Person that, prior to such Investment, is a Wholly Owned Subsidiary Guarantor;

(g)           Permitted Acquisitions;

(h)           Permitted Unrestricted Subsidiary Acquisitions;

(i)            Investments made with Unrestricted Subsidiary Cash;

(j)            in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries any Permitted Unrestricted Subsidiary Acquisitions, in an aggregate amount (valued at cost), not to exceed $35,000,000, plus, if the Minimum Liquidity Amount after giving pro forma effect to such Investment is greater than $100,000,000, other Investments not otherwise permitted by this Section 7.8, excluding at all times any Investment in which any Specified Brand Assets are sold, contributed, conveyed, assigned or otherwise transferred to any Person that is not a Loan Party; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of such Investment or shall result therefrom and (ii) the Borrower is in pro forma compliance with Section 7.1 before and after giving effect to such Investment;

(k)           Guarantee Obligations permitted pursuant to Section 7.2(f);

(l)            Permitted Foreign Subsidiary Acquisitions;

(m)          [Reserved]; and

(n)           hedge and warrant option transactions and capped call option transactions entered into by the Borrower in connection with a Permitted Convertible Notes Offering.

7.9           Limitation on Optional Payments and Modifications of Debt Instruments, etc.  (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Permitted Additional Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Permitted Additional Indebtedness (other than any hedge and warrant option transactions and capped call option transactions entered into by the Borrower in connection with a Permitted Convertible Notes Offering) exceeding $25,000,000 plus, if the Minimum Liquidity Amount after giving pro forma effect to such optional or voluntary payments, prepayments, repurchases, redemptions defeasances, segregations of funds or derivative or other transactions entered into with Derivatives Counterparties is greater than $50,000,000, any Available Amount, plus, if the Minimum Liquidity Amount after giving pro forma effect to any other optional or voluntary payments, prepayments, repurchases, redemptions defeasances, segregations of funds or derivative or other transactions entered into with Derivatives Counterparties is greater than $100,000,000, other optional or voluntary payments, prepayments, repurchases, redemptions defeasances, segregations of funds or derivative or other transactions entered into with Derivatives Counterparties not otherwise permitted by this Section 7.9, (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Permitted Additional Indebtedness (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to the Borrower or any of its Subsidiaries and (ii) does not involve the payment of a consent fee) or (c) amend its certificate of incorporation in any manner that could reasonably be expected to be materially adverse to the Lenders.  Notwithstanding the foregoing, the Borrower may prepay, repurchase or redeem (including satisfy its conversion obligation) in full the Existing 2012 Notes.

7.10         Limitation on Transactions with Affiliates.  Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.11         Limitation on Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

7.12         Limitation on Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters, provided that the Borrower may make one election after the Closing Date to change its fiscal year end, if the Borrower enters into such amendments to this Agreement as the Administrative Agent shall request to reflect such change, including modifications to this Section, such that the covenants affected by such change shall have the same effect (or, in any case, be substantively no less favorable to the Lenders, in the reasonable determination of the Administrative Agent) after giving effect thereto as if such change were not made.  The Lenders hereby authorize the Administrative Agent to enter into such amendments to effect such modifications, if any, in accordance with the provisions of this Section.

7.13         Limitation on Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of the Subsidiary Guarantors to create, incur, assume or suffer to exist any Lien upon the Collateral, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

7.14         Limitation on Restrictions on Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iii) restrictions with respect to distributions by any Foreign Subsidiary.

7.15         Limitation on Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for (i) those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto and (ii) those businesses in which the Borrower and its Subsidiaries are not engaged on the date of this Agreement if (x) such businesses are acquired in connection with a Permitted Acquisition Transaction and (y) such businesses exceed 2.0% of Consolidated Total Assets (as measured by the purchase price of such acquired businesses), the Borrower intends to Dispose of such businesses or otherwise transition such businesses into the licensing business or businesses reasonably related thereto.

7.16         Limitation on Hedge Agreements.  Enter into any Hedge Agreement (other than Hedge Agreements entered into in the ordinary course of business, which for the avoidance of doubt shall include Hedge Agreements entered into in connection with hedge and warrant option transactions and capped call option transactions entered into by the Borrower in connection with a Permitted Convertible Notes Offering, and not for speculative purposes).

SECTION 8.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)           any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement; or

(d)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e)           the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause (other than any unexercised right of conversion provided for in a Permitted Convertible Notes Offering), with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that (x) a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000 and (y) a default, event or condition described in clause (iii) of this paragraph (e) with respect to a Permitted Convertible Notes Offering shall not at any time constitute an Event of Default if the holders of such Permitted Convertible Notes Offering holding $25,000,000 or less thereof elect to cause the purchase thereof by the obligor thereunder; or

(f)            (i) the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or, the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against, the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against, the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv), the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v), the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) Borrower or any Commonly Controlled Entity shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; (ii) any “accumulated funding deficiency” with respect to a Multiemployer Plan or failure to meet “minimum funding standards” with respect to any Plan (each as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity; (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA; (iv) any Single Employer Plan or Multiemployer Plan shall terminate for purposes of Title IV of ERISA; (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with the termination of or  withdrawal from any Single Employer Plan or Multiemployer Plan, or the Insolvency or Reorganization of a Multiemployer Plan; or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)           one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)           any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.7), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)           the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.17), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)           any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.  AGENCY

9.1           Appointment and Authorization of Agents. Each Lender hereby irrevocably appoints Barclays Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agents and the Lenders (including the Swingline Lender and the Issuing Lenders), and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Lender shall have all of the benefits and immunities (a) provided to the Agents in this Article with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article and the definition of “Agent-Related Person” included such Issuing Lender with respect to such acts or omissions, and (b) as additionally provided herein with respect to each Issuing Lender.

9.2           Rights as a Lender. Any Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.3           Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, no Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VIII and Section 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Administrative Agent shall have received written notice from a Lender, an Issuing Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

(c)           No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it.

9.4           Reliance by Administrative Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to any Extension of Credit that by its terms shall be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to any such Extension of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5           Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Persons.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6           Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of any Loan Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each Agent-Related Person against any and all Indemnified Liabilities incurred by it; provided that (a) no Lender shall be liable for payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lender shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section) and (b) to the extent any Issuing Lender or Swingline Lender is entitled to indemnification under this Section solely in its capacity and role as an Issuing Lender or as a Swingline Lender, as applicable, only the Lenders shall be required to indemnify such Issuing Lender or such Swingline Lender, as the case may be, in accordance with this Section (determined as of the time that the applicable payment is sought based on each Lender’s Revolving Credit Percentage thereof at such time).  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower.

To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any U.S. Federal Income Tax.  If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold U.S. Federal Income Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, U.S. Federal Income Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection therewith.

9.7           Resignation of Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders, the Issuing Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent (which may be an Affiliate of a Lender), with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed).  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent, then the Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders and with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed), appoint a successor administrative agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, where (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent may (but shall not be obligated to) continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.8           Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.9           Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, all L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.5 and 10.5) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5 and 10.5.

9.10           Duties of Other Agents. None of the Agents (other than the Administrative Agent) identified on the cover page or signature pages of this Agreement shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender, a Swingline Lender or an Issuing Lender hereunder.  Without limiting any other provision of this Article, none of such Agents in their respective capacities as such shall have or be deemed to have any fiduciary relationship with any Lender (including any Swingline Lender or any Issuing Lender) or any other Person by reason of this Agreement or any other Loan Document.

SECTION 10.  MISCELLANEOUS

10.1           Amendments and Waivers.  Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)           forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, reduce the stated rate of any interest or fee payable under this Agreement (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii)           amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all the Lenders;

(iii)           amend, modify or waive any provision of Section 9, or any other provision affecting the rights, duties or obligations of the Administrative Agent, without the consent of the Administrative Agent;

(iv)           amend, modify or waive any provision of Section 2.14 without the consent of each Lender directly affected thereby;

(v)           impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6;

(vi)           amend, modify or waive any provision of Section 2.3 without the consent of the Swingline Lender; or

(vii)           amend, modify or waive any provision of Section 3 without the consent of any Issuing Lender affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

It is understood that any amendments, supplements or modifications to this Agreement (including any amendment and restatement thereof), for the purpose of modifying any provisions to this Agreement, shall be considered the same credit facility, as amended, and not a new loan.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder and the Commitment and Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may taken any action hereunder (and any amendment, waiver or consent which by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

10.2         Notices.

(a)           All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower and the Administrative Agent, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Assumption, in such Assignment and Assumption or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Iconix Brand Group, Inc. 1450 Broadway, 3rd Floor New York, New York 10018 Attn: Neil Cole, CEO Telecopy: (212) 391-2057 Telephone: (212) 730-0030
The Administrative Agent:
Notices (other than Requests for Extensions of Credit):
Barclays Bank PLC
Bank Debt Management Group
745 Seventh Avenue
New York, NY 10019
Attn: Iconix Portfolio Manager: Nicole Conjares
/ Nicholas Versandi
Tel: 212-526-3987 / 212-526-9799
Facsimile: 212-526-5115
Email: nicole.conjares@barcap.com /
nicholas.versandi@barcap.com

For Payments and Requests for Extensions of Credit:
Barclays Bank PLC
Loan Operations
1301 Avenue of the Americas
New York, NY 10019
Attn: Agency Services - Iconix: Joe Tricamo
Tel: 212-320-7564
Facsimile: 917-522-0569
Email: xrausloanops5@barclayscapital.com

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in clause (i) above, of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(b)           Change of Address, etc.  The Borrower, the Administrative Agent and Issuing Lender may change its address, telecopier number, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier number, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire transfer instructions for such Lender.

(c)           Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent-Related Person have any liability to the Borrower, any Lender, any Issuing Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by an final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential damages or punitive damages (as opposed to direct or actual damages).

10.3           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4           Survival of Representations and Warranties.  All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5           Payment of Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Syndication Agents and the Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facility (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of one counsel to the Administrative Agent (and of such other counsel in the event of a conflict) and, if reasonably necessary, one local counsel in any relevant jurisdiction and the charges of Intralinks (whether or not the transaction contemplated hereby or thereby shall be consummated), (b) to pay or reimburse each Lender and the Administrative Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements and other charges of one counsel to the Administrative Agent and the other Lenders and, if reasonably necessary, one local counsel in any relevant jurisdiction (and of such other counsel in the event of a conflict), (c) to pay, indemnify, or reimburse each Lender and the Administrative Agent for, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Administrative Agent, the Syndication Agents, the Arrangers, the Collateral Agent and their respective affiliates, and their respective officers, directors, trustees, employees, advisors, partners, members, sub-agents, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds thereof (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or any of their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto and whether brought by the Borrower, any other Loan Party, any of their respective affiliates or any other person or entity (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facility.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section shall be payable not later than 30 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section shall be submitted at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent.  The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6           Successors and Assigns; Participations and Assignments.  (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender and any purported assignment or transfer without such consent shall be null and void.

(b)           Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (other than a natural person, the Borrower or any of its Affiliates or Subsidiaries, or a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender) (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7 as fully as if such Participant were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.16, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section 2.15, 2.16 or 2.17 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that any such Commitment or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)           Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Administrative Agent, the Borrower, any Swingline Lender and any Issuing Lender (which, in each case, shall not be unreasonably withheld or delayed and, provided that, no consent of the Borrower shall be required if a Default or Event of Default has occurred and is continuing) to an additional bank, financial institution or other entity (other than a natural person, the Borrower or any of its Affiliates or Subsidiaries, or a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender) (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, where the consent of the Administrative Agent, the Borrower or an Issuing Lender is required pursuant to the foregoing provisions, by such party) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.15, 2.16 and 10.5 in respect of the period prior to such effective date).  For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d)           The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”.  The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender, at the Administrative Agent’s Office and with respect to any entry relating to such Lender’s Commitments, Loans, L/C Obligations and other Obligations), at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Assumption executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to a Barclays Entity or (z) in the case of an Assignee which is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.  On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Notes of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Loans assumed or acquired by it pursuant to such Assignment and Assumption and, if the Assignor has retained Loans, upon request, a new Note to the order of the Assignor in an amount equal to the Loans retained by it hereunder.  Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f)           For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld.  This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

10.7           Adjustments; Set-off; Payments Set Aside.  (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender or its respective Affiliates (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Issuing Lender or Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Issuing Lender or Lenders agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(c)           To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Lender or any Lender, or the Administrative Agent, any Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

10.8           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.

10.10           Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent, the Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arrangers, the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11           GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12           Submission To Jurisdiction; Waivers.  Each of the parties hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction (or, in the case of matters relating to the Security Documents, non-exclusive jurisdiction) of the courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)           agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13           Acknowledgments.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Agent, any Issuing Lender, any Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent, any Issuing Lender, any Swingline Lender or any Lender has advised or is advising the Borrower or any Subdsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents, the Issuing Lenders, the Swingline Lender and the Lenders are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Agents, the Issuing Lenders, the Swingline Lender and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents, the Issuing Lenders, the Swingline Lender and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Agents, the Issuing Lenders, the Swingline Lender and the Lenders has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Issuing Lenders, the Swingline Lender and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, the Issuing Lenders, the Swingline Lender and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Agents, the Issuing Lenders, the Swingline Lender and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14           Headings Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.15           Confidentiality.  The Administrative Agent and each of the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential in accordance with such Person’s customary procedures for handling confidential information of such nature; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Arrangers, the Administrative Agent, any other Lender or any Affiliate of any thereof, on a need-to-know basis, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, on a need-to-know basis, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it; provided that notice of such disclosure shall be provided to the Loan Parties upon such request or demand to the extent permitted by any applicable Requirement of Law, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law; provided that notice of such disclosure shall be provided to the Loan Parties, to the extent permitted by any applicable Requirement of Law, upon such order, or prior to such disclosure if such disclosure is required pursuant to any Requirement of Law,  (g) in connection with any litigation or similar proceeding, provided that notice of such disclosure shall be provided to the Loan Parties prior to such disclosure, (h) that has been publicly disclosed other than in breach of this Section, or, to the Administrative Agent’s or such Lender’s knowledge, other than in breach of any other confidentiality agreement, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) in connection with the exercise of any remedy hereunder or under any other Loan Document, to the extent necessary to enable the Administrative Agent or such Lender to exercise any such remedy or (k) with the consent of the Borrower or any of its Affiliates.

10.16           Interest Rate Limitation  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirement of Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender.

10.17           Release of Collateral and Guarantee Obligations.  (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

(b)           Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full and all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.18           Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.19           WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.20           PATRIOT Act. Each Lender that is subject to the United States PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that, pursuant to the requirements of the United States PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the United States PATRIOT Act.  The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the United States PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ICONIX BRAND GROUP, INC.

By:	/s/ Neil Cole
Name: Neil Cole
Title: President and CEO

[Signature Page to the Credit Agreement]

BARCLAYS BANK PLC,
as Administrative Agent and as a Lender

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Vice President

[Signature Page to the Credit Agreement]

GOLDMAN SACHS BANK USA,
as an Arranger and as a Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to the Credit Agreement]

GE CAPITAL FINANCIAL INC.,
as a Lender

By:	/s/ Jeffrey Thomas
Name: Jeffrey Thomas
Title: Duly Authorized Signatory

[Signature Page to the Credit Agreement]

SCHEDULE 1.1(a)

Commitments

Lender	Commitment
Barclays Bank PLC	$50,000,000
Goldman Sachs Bank USA	$50,000,000
GE Capital Financial Inc.	$50,000,000
TOTAL	$150,000,000

SCHEDULE 1.1(b)

Unrestricted Subsidiaries

1.	Badgley Mischka Licensing LLC

2.	BrightStar Footwear LLC

3.	Michael Caruso & Co., Inc.

4.	IP Management LLC

5.	Mossimo Management LLC

6.	Showroom Holding Company

7.	UnZipped Apparel Inc.

8.	Peanuts Holdings LLC

9.	IP Holdings and Management Corporation

10.	IP Holdings LLC

11.	Zoo York Holdings and Management Corp.

12.	ZY Holdings LLC

13.	IP Holdings Unltd LLC

14.	Hardy Way LLC

SCHEDULE 1.1(c)

Specified Brand Assets

1.	Mossimo

2.	OP

3.	Ocean Pacific

4.	Cannon

5.	Fieldcrest

6.	Royal Velvet

7.	Charisma

8.	Sharper Image

9.	Danskin

10.	Rocawear

11.	Starter

12.	Waverly

13.	Peanuts

SCHEDULE 4.4

Consents, Authorizations, Filings and Notices

1.	Unanimous Written Consent of the Board of Directors of Iconix Brand Group, Inc.

2.	Written Consent of the Board of Directors of Mossimo, Inc.

3.	Written Consent of the Sole Member and Manager of Mossimo Holdings LLC

4.	Unanimous Written Consent of the Board of Directors of OP Holdings and Management Corporation

5.	Written Consent of the Sole Member of OP Holdings LLC

6.	Unanimous Written Consent of the Board of Directors of Pillowtex Holdings and Management LLC

7.	Written Consent of the Sole Member and Manager of Official-Pillowtex LLC

8.	Unanimous Written Consent of the Board of Directors of Sharper Image Holdings and Management Corp.

9.	Written Consent of the Sole Member and Manager of Sharper Image Holdings LLC

10.	Unanimous Written Consent of the Board of Directors of Studio Holdings and Management Corporation

11.	Written Consent of the Sole Member and Manager of Studio IP Holdings LLC

12.	Written Consent of the Sole Member and Manager of Icon Entertainment LLC

SCHEDULE 4.15

Subsidiaries

	Name	Jurisdiction of Formation	Ownership of Capital Stock

1.	Mossimo, Inc.	Delaware	100% owned by the Borrower

2.	Mossimo Holdings LLC	Delaware	100% owned by Mossimo, Inc.

3.	OP Holdings and Management Corporation	Delaware	100% owned by the Borrower

4.	OP Holdings LLC	Delaware	100% owned by OP Holdings and Management Corporation

5.	Pillowtex Holdings and Management LLC	Delaware	100% owned by the Borrower

6.	Official-Pillowtex LLC	Delaware	100% owned by Pillowtex Holdings and Management LLC

7.	Sharper Image Holdings and Management Corp.	Delaware	100% owned by the Borrower

8.	Sharper Image Holdings LLC	Delaware	100% owned by Sharper Image Holdings and Management Corp.

9.	Studio Holdings and Management Corporation	Delaware	100% owned by the Borrower

10.	Studio IP Holdings LLC	Delaware	100% owned by Studio Holdings and Management Corporation

11.	Icon Entertainment LLC	Delaware	100% owned by the Borrower

SCHEDULE 4.19(a)

UCC Filing Jurisdictions

1.	Office of the Secretary of State of the State of Delaware

SCHEDULE 7.2(d)

Existing Indebtedness

1.	Existing Convertible Notes

SCHEDULE 7.3(f)

Existing Liens

1.	None.

EXHIBIT A

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[Attached separately]

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.2(a) of the Revolving Credit Agreement, dated as of November 22, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among ICONIX BRAND GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as syndication agents, BARCLAYS BANK PLC, as documentation agent and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies to the Arrangers, the Administrative Agent and the Lenders as follows:

1.	I am the duly elected, qualified and acting Chief Financial Officer of the Borrower.

2.	I have reviewed and am familiar with the contents of this Certificate.

3.
I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).  Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4.
Attached hereto as Attachment 2 are (i) the computations showing compliance with the covenants set forth in Sections 7.1, 7.2, 7.5, 7.6, 7.7, 7.8 and 7.9 of the Credit Agreement and (ii) the calculations required by Sections 6.2(a)(ii) and (iii) of the Credit Agreement.

5.	Since the Closing Date:

(a)           No Loan Party has changed its name, identity or corporate structure;

(b)           No Loan Party has changed its jurisdiction of organization or the location of its chief executive office or its sole place of business; and

(c)           No Loan Party has acquired any material Intellectual Property;

except, in each case, (i) any of the foregoing that has been previously disclosed in writing to the Administrative Agent and in respect of which the Borrower or the applicable Subsidiary has delivered to the Administrative Agent all required UCC financing statements and other filings required to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral after giving effect to such event, in each case as required by Section 5.6 of the Guarantee and Collateral Agreement and (ii) any of the foregoing described in Attachment 3 hereto in respect of which the Borrower or the applicable Subsidiary is delivering to the Administrative Agent herewith all required UCC financing statements and other filings required to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral after giving effect to such event, in each case as required by Section 5.6 of the Guarantee and Collateral Agreement.

6.	Since the Closing Date:

(a)           No Subsidiary has acquired any Property of the type described in Section 6.10(a) of the Credit Agreement as to which the Administrative Agent does not have a perfected Lien pursuant to the Security Documents;

(b)           No Subsidiary has acquired any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000;

(c)           No Loan Party has formed or acquired any Subsidiary (and no Foreign Subsidiary that was an Excluded Foreign Subsidiary has ceased to be an Excluded Foreign Subsidiary); and

(d)           No Loan Party has acquired or formed any Excluded Foreign Subsidiary;

except, in each case, (i) any of the foregoing that has been previously disclosed in writing to the Administrative Agent and in respect of which the Borrower or the applicable Subsidiary has taken all actions required by Section 6.10 of the Credit Agreement with respect thereto and (ii) any of the foregoing described in Attachment 3 hereto in respect of which the Borrower or the applicable Subsidiary is concurrently herewith taking all actions required by Section 6.10 of the Credit Agreement with respect thereto.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth below.

ICONIX BRAND GROUP, INC.

By:
Name:
Title:

Date: ___, 20__

Attachment 1
to Exhibit B

[Include Financial Statements]

Attachment 2
to Exhibit B

The information described herein is as of ______, 20__, and pertains to the period from ________________ __, 20__ to ________________ __, 20__.

[Set forth Covenant Calculations]

Attachment 3
to Exhibit B

Disclosure of Events Pursuant to Section 5.6 of Guarantee and Collateral Agreement and Section 6.10 of the Credit Agreement

EXHIBIT C-1

FORM OF CLOSING CERTIFICATE

This Closing Certificate is delivered pursuant to Section 5.1(i) of the Revolving Credit Agreement, dated as of November 22, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among ICONIX BRAND GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as syndication agents, BARCLAYS BANK PLC, as documentation agent and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned [OFFICER] of [INSERT TITLE OF OFFICER] of the Borrower hereby certifies to the Arrangers, the Administrative Agent and the Lenders as follows:

1.           The representations and warranties of each Loan Party set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of such Loan Party pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2.           No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof.

3.           The conditions precedent set forth in Section 5 of the Credit Agreement were satisfied as of the Closing Date except as set forth on Schedule I hereto.

IN WITNESS WHEREOF, the undersigned has caused this Officer’s Certificate to be executed as of ____, 2011.

Name:
Title:

EXHIBIT C-2

FORM OF SECRETARY’S CERTIFICATE

This Secretary’s Certificate is delivered pursuant to Section 5.1(i) of the Revolving Credit Agreement, dated as of November 22, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among ICONIX BRAND GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as syndication agents, BARCLAYS BANK PLC, as documentation agent and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

I, [NAME], in my capacity as Secretary of [INSERT NAME OF COMPANY], a corporation organized under the laws of the [INSERT NAME OF STATE] (the “Company”), hereby certify to the Arranger, the Administrative Agent and the Lenders as follows:

1.           Set forth on Schedule I is a list of individuals, each of which is, as of the date hereof, a duly elected and qualified officer of the Company and holds the office set forth next to such individual’s name. Set forth opposite the name and title of each such officer is his genuine signature and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party.

2.           Attached hereto as Annex 1 is a true and correct copy of all resolutions duly adopted by the Board of Directors of the Company (the “Board of Directors”) on [INSERT DATE]; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect [and are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.] Attached hereto as Annex 2 is a true and correct copy of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), as filed with the Secretary of State of the State of Delaware (“Delaware Secretary”), and all amendments thereto as in effect as of the date hereof.

3.           There are no proceedings for the dissolution or liquidation of the Company pending, or to my knowledge threatened against the Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.           Attached hereto as Annex 3 is a true and correct copy of the Bylaws of the Company as in effect as of the date hereof.

5.           Attached hereto as Annex 4 is a Certificate from the Delaware Secretary certifying that the Company is duly organized under the laws of the State of Delaware and remains a subsisting corporation.

(Signature Pages Follow)

IN WITNESS WHEREOF, I have hereunto set my hand as Secretary of the Company, an authorized signatory of the Company, as of this ___ day of ____.

Name:
Title: Secretary

I, [INSERT NAME OF OFFICER], [INSERT TITLE OF OFFICER], of the Company, do hereby certify that [INSERT NAME OF OFFICER] is, and at all times since at least ____, 20__ has been, the duly elected Secretary of the Company, and that the signature appearing opposite [his][her] name is [his][her] genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand as of this ___ day of __, 20__.

Name:
Title:

SCHEDULE 1

INCUMBENCY

Name	Title	Signature

ANNEX 1

[Board Resolutions]

ANNEX 2

[Certificate of Incorporation]

ANNEX 3

[By Laws of the Company]

ANNEX 4

[Good Standing Certificate]

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor} the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	_______________

2.	Assignee:	_______________[and is an Affiliate/Related Fund/Control Investment Affiliate of [identify Lender]]

3.	Borrower:	Iconix Brand Group, Inc.

4.	Administrative Agent:	BARCLAYS BANK PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:
Revolving Credit Agreement, dated as of November 22, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among ICONIX BRAND GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as syndication agents, BARCLAYS BANK PLC, as documentation agent and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).

6.	Assigned Interest:

Aggregate
	Amount of	Amount of	Percentage
	Commitment/Loans	Commitment/Loans	Assigned of
Facility Assignment	for all Lenders*	Assigned*	Commitment/Loans

Revolving Facility	$	$	%

7.	Trade Date: _________________

8.	Effective Date: ____________, 201_

[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and Accepted]1 [Acknowledged]:

BARCLAYS BANK PLC,
as Administrative Agent

By:
Title:

[Consented to and Accepted:2

[BARCLAYS BANK PLC],
as [Issuing Lender]

By:
Title:]

[____________],
as Issuing Lender

By:
Title:]3

[BARCLAYS BANK PLC],
as Swingline Lender

By:
Title:

[___________],
as Swingline Lender

By:
Title:

ICONIX BRAND GROUP, INC.

By:
Title:]4

1
To be added only to the extent required under Section 10.6.  Consent of Issuing Lenders and Swingline Lenders is required only in respect of the Revolving Facility.   Note that the Administrative Agent must acknowledge the Assignment in each case.

2	To be added only to the extent required under Section 10.6.

3	To be added only to the extent required under Section 10.6.

4	To be added to the extent required under Section 10.6.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.              Representations and Warranties.

1.1.           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an assignee under Section 10.6(c) of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) it has delivered a true and complete Administrative Questionnaire, (vi) if it is a Non-U.S. Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (vii) it is not a “Defaulting Lender,” as such term is defined in the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-1

FORM OF LEGAL OPINION OF BLANK ROME LLP

[Attached separately]

EXHIBIT E-2

FORM OF LEGAL OPINION OF ANDREW TARSHIS

[Attached separately]

EXHIBIT F

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to __________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Revolving Credit Agreement dated as of November 22, 2011 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders party thereto, Barclays Bank PLC, as the Administrative Agent, and the other parties thereto.  The Borrower promises to pay interest on the aggregate unpaid principal amount of each Loan from time to time made by the Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Funding Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ICONIX BRAND GROUP, INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of	Outstanding
			End of	Principal or	Principal
	Type of	Amount of	Interest	Interest Paid	Balance This	Notation
Date	Loan Made	Loan Made	Period	This Date	Date	Made By

EXHIBIT G-1

FORM OF EXEMPTION CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Revolving Credit Agreement, dated as of November 22, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among ICONIX BRAND GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as syndication agents, BARCLAYS BANK PLC, as documentation agent and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or other appropriate Form W-8, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:
Name:
Title:

Date: ___________, 20__

EXHIBIT G-2

FORM OF EXEMPTION CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Revolving Credit Agreement, dated as of November 22, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among ICONIX BRAND GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as syndication agents, BARCLAYS BANK PLC, as documentation agent and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or other appropriate Form W-8, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or other appropriate Form W-8, as applicable from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________, 20__

EXHIBIT G-3

FORM OF EXEMPTION CERTIFICATE

 (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Revolving Credit Agreement, dated as of November 22, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among ICONIX BRAND GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as syndication agents, BARCLAYS BANK PLC, as documentation agent and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or other appropriate Form W-8, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________, 20__

EXHIBIT G-4

FORM OF EXEMPTION CERTIFICATE

 (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Revolving Credit Agreement, dated as of November 22, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among ICONIX BRAND GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as syndication agents, BARCLAYS BANK PLC, as documentation agent and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or other appropriate Form W-8, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or other appropriate Form W-8, as applicable from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________, 20__

EXHIBIT H

[RESERVED]

EXHIBIT I-1

FORM OF BORROWING NOTICE

Date:  ________, ____

To:  Barclays Bank PLC,
Loan Operations
1301 Avenue of the Americas
New York, NY 10019
Attention: Agency Services – Iconix: Joe Tricamo
Facsimile: 917-522-0569
Telephone: 212-320-7564
Email: xraUSLoanOps5@BarclaysCapital.com

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of November 22, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among ICONIX BRAND GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as syndication agents, BARCLAYS BANK PLC, as documentation agent and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Borrower hereby requests a Borrowing, as follows:

1.	In the aggregate amount of $________.

2.	On ________, 201_ (a Business Day).

3.	Comprised of a [Base Rate] [Eurodollar] Loan.

[4.	With an Interest Period of ___ months.]5

[4][5].	The Borrower’s account to which funds are to be disbursed is:

Account Number: __________

Location:_________________

This Borrowing Notice and the Borrowing requested herein comply with the Credit Agreement, including Sections 2.1, 2.2 and 5.2 of the Credit Agreement.

5 Insert if a Eurodollar Loan.

ICONIX BRAND GROUP, INC.

By:
Name:
Title:

[SWINGLINE LOAN BORROWING NOTICE]

Date:  _______, ____

To:  [___________],
as Swingline Lender
[___________]

Barclays Bank PLC,
Loan Operations
1301 Avenue of the Americas
New York, NY 10019
Attention: Agency Services – Iconix: Joe Tricamo
Facsimile: 917-522-0569
Telephone: 212-320-7564
Email: xraUSLoanOps5@BarclaysCapital.com

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of November 22, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among ICONIX BRAND GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as syndication agents, BARCLAYS BANK PLC, as documentation agent and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Borrower hereby requests a Swingline Loan from the Swingline Lender listed above, as follows:

1.	In the amount of $________.

2.	On __________, 201_ (a Business Day).

This Borrowing Notice and the Swingline Loan requested herein comply with the Credit Agreement, including Sections 2.3 and 5.2 of the Credit Agreement.

ICONIX BRAND GROUP, INC.

By:
Name:
Title:

EXHIBIT I-2

FORM OF L/C CREDIT EXTENSION REQUEST

Date:  ________, ____

To:  [___________],
as Issuing Lender
[___________]

cc:  Barclays Bank PLC,
Loan Operations
1301 Avenue of the Americas
New York, NY 10019
Attention: Agency Services – Iconix: Joe Tricamo
Facsimile: 917-522-0569
Telephone: 212-320-7564
Email: xraUSLoanOps5@BarclaysCapital.com

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of November 22, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among ICONIX BRAND GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as syndication agents, BARCLAYS BANK PLC, as documentation agent and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Borrower hereby requests an L/C Credit Extension by the Issuing Lender listed above, as follows:

1.           [An issuance of a new Letter of Credit in the amount of $[______]] [an amendment to existing Letter of Credit No. [______] issued by such Issuing Lender].

2.           On __________, 201_ (a Business Day).

Attached hereto is the related L/C Application, with the information required pursuant to Section 3.2 of the Credit Agreement.

This request for L/C Credit Extension and the L/C Credit Extension requested herein comply with the Credit Agreement, including Sections 3.1, 3.2 and 5.2 of the Credit Agreement.

ICONIX BRAND GROUP, INC.

By:
Name:
Title:

EXHIBIT I-3

FORM OF CONTINUATION / CONVERSION

Date:  _______, ____

To:  Barclays Bank PLC
Bank Debt Management Group
745 Seventh Avenue
New York, NY 10019
Attention: Iconix Portfolio Manager: Nicole Conjares / Nicholas Versandi
Facsimile: 212-526-5115
Telephone: 212-526-3987 / 212-526-9799
Email: Nicole.conjares@barcap.com / Nicholas.versandi@barcap.com

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of November 22, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among ICONIX BRAND GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as syndication agents, BARCLAYS BANK PLC, as documentation agent and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This [Conversion Notice][Continuation Notice] is delivered to you pursuant to Section 2.9 of the Credit Agreement and relates to the following:

1.           ☐  A conversion of a Borrowing  ☐  A continuation of a Borrowing (select one).

2.           In the aggregate principal amount of $________.

3.           which Borrowing is being maintained as a [Base Rate Loan] [Eurodollar Loan with an Interest Period ending on ________, 201_].

4.           (select relevant election)

☐  If such Borrowing is a Eurodollar Loan, such Borrowing shall be continued as a Eurodollar Loan having an Interest Period of [__] months.

☐  If such Borrowing is a Eurodollar Loan, such Borrowing shall be converted to a Base Rate Loan.

☐  If such Borrowing is a Base Rate Loan, such Borrowing shall be converted to a Eurodollar Loan having an Interest Period of [____] months.

5.           Such election to be effective on ________, 2011 (a Business Day).

This [Conversion Notice][Continuation Notice] and the election made herein comply with the Credit Agreement, including Section 2.9 of the Credit Agreement.

ICONIX BRAND GROUP, INC.

By:
Name:
Title:

EXHIBIT I-4

FORM OF PREPAYMENT / REPAYMENT

Date:  _______, ____

To:  Barclays Bank PLC,
Loan Operations
1301 Avenue of the Americas
New York, NY 10019
Attention: Agency Services – Iconix: Joe Tricamo
Facsimile: 917-522-0569
Telephone: 212-320-7564
Email: xraUSLoanOps5@BarclaysCapital.com

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of November 22, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among ICONIX BRAND GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), GOLDMAN SACHS BANK USA and GE CAPITAL MARKETS, INC., as syndication agents, BARCLAYS BANK PLC, as documentation agent and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This Prepayment Notice is delivered to you pursuant to Section 2.7 of the Credit Agreement.  The Borrower hereby gives notice of a prepayment of Loans as follows:

1.           (select type(s) of Loans)

☐  Base Rate Loans in the aggregate principal amount of $________.

☐ Eurodollar Loans with an Interest Period ending ______, 201_ in the aggregate principal amount of $________.

2.           On __________, 201_ (a Business Day).

This Prepayment Notice and prepayment contemplated hereby comply with the Credit Agreement, including Section 2.7 of the Credit Agreement.

ICONIX BRAND GROUP, INC.

By:
Name:
Title:

EXHIBIT J

FORM OF SUBSIDIARIES’ FINANCIAL INFORMATION

Financial Information provided for Restricted Subsidiaries ONLY (referred to as Credit Group)

Revenue for Credit Group	$ x,xxx

Less:
Direct Expenses for Credit Group:
Direct
advertising	(xxx)
Direct other (e.g. salaries, design services)	(xxx)

Corporate expense allocation	(xxx)

Earnings Before Interest, Taxes and Depreciation/Amortization (EBITDA)	x,xxx

Interest expense on revolving facility	(xxx)

Direct Depreciation/Amortization for Credit Group	(xxx)

Income Taxes for Credit Group	(xxx)

Net Income for Credit Group	$ x,xxx

Add:
Direct Depreciation/Amortization for Credit Group	xxx

Non-Cash Taxes for Credit Group (tax deductions with no book deductions)	xxx

Less:
Direct Capital Expenditures/Fixturing support for Credit Group	(xxx)

Deferred Purchase Price paid in Cash	(xxx)

Non-Cash Taxes for Credit Group (book deductions with tax book deductions)	(xxx)

Excess Free Cash for Credit Group	$ x,xxx